Exhibit 99.4

Item 8.    Financial Statements and Supplementary Data

Note:    The information contained in this Item has been updated to reflect Belden’s segment change. The resulting changes are discussed further in the Notes to Financial Statements and primarily affected the following:

Note 6, Operating Segments and Geographic Information: former Industrial IT and Network Security segment revenues; affiliate revenues; segment EBITDA; depreciation expense; amortization of intangibles; severance, restructuring, and acquisition integration costs; purchase accounting effects of acquisitions; deferred gross profit adjustments; acquisition of property, plant and equipment; and segment assets have been revised to reflect the combination of these two segments into the newly formed Network Solutions segment for all periods presented.
For significant developments that have occurred subsequent to the filing of the 2016 Annual Report on Form 10-K (“2016 Form 10-K”), refer to Belden’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2017.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Belden Inc.
We have audited the accompanying consolidated balance sheets of Belden Inc. (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Belden Inc. at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Belden Inc.’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 17, 2017, expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
St. Louis, Missouri
February 17, 2017,
Except for the retrospective adjustments disclosed in Notes 1, 6, 11, and 13, as to which the date is
June 26, 2017

2

Belden Inc.
Consolidated Balance Sheets

	December 31,
	2016	2015
	(In thousands, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$848,116	$216,751
Receivables, net	388,059	387,386
Inventories, net	190,408	195,942
Other current assets	29,176	37,079
Assets held for sale	23,193	—
Total current assets	1,478,952	837,158
Property, plant and equipment, less accumulated depreciation	309,291	310,629
Goodwill	1,385,995	1,385,115
Intangible assets, less accumulated amortization	560,082	655,871
Deferred income taxes	33,706	34,295
Other long-lived assets	38,777	67,534
	$3,806,803	$3,290,602
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$258,203	$223,514
Accrued liabilities	310,340	323,249
Current maturities of long-term debt	—	2,500
Liabilities held for sale	1,736	—
Total current liabilities	570,279	549,263
Long-term debt	1,620,161	1,725,282
Postretirement benefits	104,050	105,230
Deferred income taxes	14,276	46,034
Other long-term liabilities	36,720	39,270
Stockholders’ equity:
Preferred stock, par value $0.01 per share— 2,000 shares authorized; 52 shares outstanding	1	—
Common stock, par value $0.01 per share— 200,000 shares authorized; 50,335 shares issued; 42,180 and 41,981 shares outstanding at 2016 and 2015, respectively	503	503
Additional paid-in capital	1,116,090	605,660
Retained earnings	783,812	679,716
Accumulated other comprehensive loss	(39,067)	(58,987)
Treasury stock, at cost— 8,155 and 8,354 shares at 2016 and 2015, respectively	(401,026)	(402,793)
Total Belden stockholders’ equity	1,460,313	824,099
Noncontrolling interest	1,004	1,424
Total stockholders’ equity	1,461,317	825,523
	$3,806,803	$3,290,602
The accompanying notes are an integral part of these Consolidated Financial Statements

Belden Inc.
Consolidated Statements of Operations

	Years Ended December 31,
	2016	2015	2014
	(In thousands, except per share amounts)
Revenues	$2,356,672	$2,309,222	$2,308,265
Cost of sales	(1,375,678)	(1,391,049)	(1,488,816)
Gross profit	980,994	918,173	819,449
Selling, general and administrative expenses	(494,224)	(525,518)	(483,990)
Research and development	(140,601)	(148,311)	(113,914)
Amortization of intangibles	(98,385)	(103,791)	(58,426)
Impairment of assets held for sale	(23,931)	—	—
Operating income	223,853	140,553	163,119
Interest expense, net	(95,050)	(100,613)	(81,573)
Loss on debt extinguishment	(2,342)	—	—
Income from continuing operations before taxes	126,461	39,940	81,546
Income tax benefit (expense)	1,185	26,568	(7,114)
Income from continuing operations	127,646	66,508	74,432
Income (loss) from discontinued operations, net of tax	—	(242)	579
Loss from disposal of discontinued operations, net of tax	—	(86)	(562)
Net income	127,646	66,180	74,449
Less: Net loss attributable to noncontrolling interest	(357)	(24)	—
Net income attributable to Belden	128,003	66,204	74,449
Less: Preferred stock dividends	15,428	—	—
Net income attributable to Belden common stockholders	$112,575	$66,204	$74,449
Weighted average number of common shares and equivalents:
Basic	42,093	42,390	43,273
Diluted	42,557	42,953	43,997
Basic income (loss) per share attributable to Belden common stockholders:
Continuing operations	$2.67	$1.57	$1.72
Discontinued operations	—	(0.01)	0.01
Disposal of discontinued operations	—	—	(0.01)
Net income	$2.67	$1.56	$1.72
Diluted income (loss) per share attributable to Belden common stockholders:
Continuing operations	$2.65	$1.55	$1.69
Discontinued operations	—	(0.01)	0.01
Disposal of discontinued operations	—	—	(0.01)
Net income	$2.65	$1.54	$1.69
The accompanying notes are an integral part of these Consolidated Financial Statements

Belden Inc.
Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Net income	$127,646	$66,180	$74,449
Foreign currency translation, net of tax of $1.2 million, $1.3 million, and $1.8 million, respectively	18,687	(20,842)	(10,387)
Adjustments to pension and postretirement liability, net of tax of $1.9 million, $3.1 million, and $3.6 million, respectively	1,170	7,864	(6,463)
Other comprehensive income (loss), net of tax	19,857	(12,978)	(16,850)
Comprehensive income	147,503	53,202	57,599
Less: Comprehensive loss attributable to noncontrolling interest	(420)	(46)	—
Comprehensive income attributable to Belden	$147,923	$53,248	$57,599
The accompanying notes are an integral part of these Consolidated Financial Statements

Belden Inc.
Consolidated Cash Flow Statements

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Cash flows from operating activities:
Net income	$127,646	$66,180	$74,449
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	145,593	150,342	102,162
Impairment of assets held for sale	23,931	—	—
Share-based compensation	18,178	17,745	18,858
Loss on debt extinguishment	2,342	—	—
Deferred income tax benefit	(30,034)	(45,674)	(17,796)
Changes in operating assets and liabilities, net of the effects of currency exchange rate changes and acquired businesses:
Receivables	(10,115)	6,066	(15,810)
Inventories	2,677	19,204	(2,260)
Accounts payable	39,298	(38,907)	28,120
Accrued liabilities	(13,181)	59,214	(5,598)
Accrued taxes	11,722	11,981	9,058
Other assets	760	(4,840)	6,268
Other liabilities	(4,023)	149	3,436
Net cash provided by operating activities	314,794	241,460	200,887
Cash flows from investing activities:
Capital expenditures	(53,974)	(54,969)	(45,459)
Cash used to acquire businesses, net of cash acquired	(18,848)	(695,345)	(347,817)
Other	(827)	—	—
Proceeds from (payments for) disposal of business	—	3,527	(956)
Proceeds from disposal of tangible assets	392	533	1,884
Net cash used for investing activities	(73,257)	(746,254)	(392,348)
Cash flows from financing activities:
Proceeds from the issuance of preferred stock, net	501,498	—	—
Borrowings under credit arrangements	222,050	200,000	456,163
Contribution from noncontrolling interest	—	1,470	—
Payments under borrowing arrangements	(294,375)	(152,500)	(2,500)
Cash dividends paid	(16,079)	(8,395)	(8,699)
Withholding tax payments for share based payment awards, net of proceeds from the exercise of stock options	(7,480)	(11,693)	(11,708)
Debt issuance costs paid	(3,910)	(898)	(10,700)
Payments under share repurchase program	—	(39,053)	(92,197)
Net cash provided by (used for) financing activities	401,704	(11,069)	330,359
Effect of foreign currency exchange rate changes on cash and cash equivalents	(11,876)	(8,548)	(11,040)
Increase (decrease) in cash and cash equivalents	631,365	(524,411)	127,858
Cash and cash equivalents, beginning of period	216,751	741,162	613,304
Cash and cash equivalents, end of period	$848,116	$216,751	$741,162
The accompanying notes are an integral part of these Consolidated Financial Statements

Belden Inc.
Consolidated Stockholders’ Equity Statements

			Belden Inc. Stockholders
	Mandatory Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Retained Earnings	Treasury Stock		Accumulated Other Comprehensive Income (Loss)	Non-controlling Interest	Total
	Shares	Amount	Shares	Amount			Shares	Amount
	(In thousands)
Balance at December 31, 2013	—	$—	50,335	$503	$585,753	$556,214	(6,880)	$(276,748)	$(29,181)	$—	$836,541
Net income	—		—	—	—	74,449	—	—	—	—	74,449
Foreign currency translation, net of $1.8 million tax	—	—	—	—	—	—	—	—	(10,387)	—	(10,387)
Adjustments to pension and postretirement liability, net of $3.6 million tax	—	—	—	—	—	—	—	—	(6,463)	—	(6,463)
Other comprehensive loss, net of tax											(16,850)
Exercise of stock options, net of tax withholding forfeitures	—	—	—	—	(12,123)	—	194	2,395	—	—	(9,728)
Conversion of restricted stock units into common stock, net of tax withholding forfeitures	—	—	—	—	(3,958)	—	77	1,979	—	—	(1,979)
Share repurchase program	—	—	—	—	—	—	(1,262)	(92,197)	—	—	(92,197)
Share-based compensation related items	—	—	—	—	25,717	—	—	—	—	—	25,717
Common stock dividends ($0.20 per share)	—	—	—	—	—	(8,767)	—	—	—	—	(8,767)
Balance at December 31, 2014	—	$—	50,335	$503	$595,389	$621,896	(7,871)	$(364,571)	$(46,031)	$—	$807,186
Contribution from noncontrolling interest	—	—	—	—	—	—	—	—	—	1,470	1,470
Net income	—	—	—	—	—	66,204	—	—	—	(24)	66,180
Foreign currency translation, net of $1.3 million tax	—	—	—	—	—	—	—	—	(20,820)	(22)	(20,842)
Adjustments to pension and postretirement liability, net of $3.1 million tax	—	—	—	—	—	—	—	—	7,864	—	7,864
Other comprehensive loss, net of tax											(12,978)
Exercise of stock options, net of tax withholding forfeitures	—	—	—	—	(6,070)	—	100	(96)	—	—	(6,166)
Conversion of restricted stock units into common stock, net of tax withholding forfeitures	—	—	—	—	(6,454)	—	115	927	—	—	(5,527)
Share repurchase program	—	—	—	—	—	—	(698)	(39,053)	—	—	(39,053)
Share-based compensation related items	—	—	—	—	22,795	—	—	—	—	—	22,795
Common stock dividends ($0.20 per share)	—	—	—	—	—	(8,384)	—	—	—	—	(8,384)
Balance at December 31, 2015	—	$—	50,335	$503	$605,660	$679,716	(8,354)	$(402,793)	$(58,987)	$1,424	$825,523
Net income	—	—	—	—	—	128,003	—	—	—	(357)	127,646
Foreign currency translation, net of $1.2 million tax	—	—	—	—	—	—	—	—	18,750	(63)	18,687
Adjustments to pension and postretirement liability, net of $1.9 million tax	—	—	—	—	—	—	—	—	1,170	—	1,170
Other comprehensive income, net of tax											19,857
Preferred stock issuance, net	52	1	—	—	501,497	—	—	—	—	—	501,498
Exercise of stock options, net of tax withholding forfeitures	—	—	—	—	(4,205)	—	76	117	—	—	(4,088)
Conversion of restricted stock units into common stock, net of tax withholding forfeitures	—	—	—	—	(5,040)	—	123	1,650	—	—	(3,390)
Share-based compensation	—	—	—	—	18,178	—	—	—	—	—	18,178
Preferred stock dividends	—	—	—	—	—	(15,428)	—	—	—	—	(15,428)
Common stock dividends ($0.20 per share)	—	—	—	—	—	(8,479)	—	—	—	—	(8,479)
Balance at December 31, 2016	52	$1	50,335	$503	$1,116,090	$783,812	(8,155)	$(401,026)	$(39,067)	$1,004	$1,461,317

The accompanying notes are an integral part of these Consolidated Financial Statements

Notes to Consolidated Financial Statements
Note 1: Basis of Presentation
Business Description
Belden Inc. (the Company, us, we, or our) is an innovative signal transmission solutions company built around four global business platforms – Broadcast Solutions, Enterprise Solutions, Industrial Solutions, and Network Solutions. Our comprehensive portfolio of signal transmission solutions provides industry leading secure and reliable transmission of data, sound, and video for mission critical applications. We sell our products to distributors, end-users, installers, and directly to original equipment manufacturers (OEMs).
Consolidation
The accompanying Consolidated Financial Statements include Belden Inc. and all of its subsidiaries, including variable interest entities for which we are the primary beneficiary. We eliminate all significant affiliate accounts and transactions in consolidation.
Foreign Currency
For international operations with functional currencies other than the United States (U.S.) dollar, we translate assets and liabilities at current exchange rates; we translate income and expenses using average exchange rates. We report the resulting translation adjustments, as well as gains and losses from certain affiliate transactions, in accumulated other comprehensive income (loss), a separate component of stockholders’ equity. We include exchange gains and losses on transactions in operating income.
We determine the functional currency of our foreign subsidiaries based upon the currency of the primary economic environment in which each subsidiary operates. Typically, that is determined by the currency in which the subsidiary primarily generates and expends cash. We have concluded that the local currency is the functional currency for all of our material subsidiaries.
Reporting Periods
Our fiscal year and fiscal fourth quarter both end on December 31. Our fiscal first quarter ends on the Sunday falling closest to 91 days after December 31. Our fiscal second and third quarters each have 91 days.
Use of Estimates in the Preparation of the Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, and operating results and the disclosure of contingencies. Actual results could differ from those estimates. We make significant estimates with respect to the collectability and valuation of receivables, the valuation of inventory, the realization of deferred tax assets, the valuation of goodwill and indefinite-lived intangible assets, the valuation of contingent liabilities, the calculation of share-based compensation, the calculation of pension and other postretirement benefits expense, and the valuation of acquired businesses.
Reclassifications
We have made certain, insignificant reclassifications to the 2015 and 2014 Consolidated Financial Statements with no impact to reported net income in order to conform to the 2016 presentation.

Note 2: Summary of Significant Accounting Policies
Fair Value Measurement
Accounting guidance for fair value measurements specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources or reflect our own assumptions of market participant valuation. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

•	Level 1 – Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

•
Level 2 – Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets, or financial instruments for which significant inputs are observable, either directly or indirectly; and

•	Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.
As of December 31, 2016, 2015, and 2014 we utilized Level 1 inputs to determine the fair value of cash equivalents, and Level 3 inputs to determine the fair value of net assets acquired in business combinations (see Note 3) and for our annual impairment testing (see Note 10). We did not have any transfers between Level 1 and Level 2 fair value measurements during 2016.
Cash and Cash Equivalents
We classify cash on hand and deposits in banks, including commercial paper, money market accounts, and other investments with an original maturity of three months or less, that we hold from time to time, as cash and cash equivalents. We periodically have cash equivalents consisting of short-term money market funds and other investments. The primary objective of our investment activities is to preserve our capital for the purpose of funding operations. We do not enter into investments for trading or speculative purposes. As of December 31, 2016 and 2015, we did not have any such cash equivalents on hand.
Accounts Receivable
We classify amounts owed to us and due within twelve months, arising from the sale of goods or services in the normal course of business, as current receivables. We classify receivables due after twelve months as other long-lived assets.
At the time of sale, we establish an estimated reserve for trade, promotion, and other special price reductions such as contract pricing, discounts to meet competitor pricing, and on-time payment discounts. We also adjust receivable balances for, among other things, correction of billing errors, incorrect shipments, and settlement of customer disputes. Customers are allowed to return inventory if and when certain conditions regarding the physical state of the inventory and our approval of the return are met. Certain distribution customers are allowed to return inventory at original cost, in an amount not to exceed three percent of the prior year’s purchases, in exchange for an order of equal or greater value. Until we can process these reductions, corrections, and returns (together, the Changes) through individual customer records, we estimate the amount of outstanding Changes and recognize them by reducing revenues and accounts receivable. We also adjust inventory and cost of sales for the estimated level of returns. We base these estimates on historical and anticipated sales demand, trends in product pricing, and historical and anticipated Changes patterns. We make revisions to these estimates in the period in which the facts that give rise to each revision become known. Future market conditions might require us to take actions to further reduce prices and increase customer return authorizations. Unprocessed Changes recognized against our gross accounts receivable balance at December 31, 2016 and 2015 totaled $23.3 million and $19.1 million, respectively.

We evaluate the collectability of accounts receivable based on the specific identification method. A considerable amount of judgment is required in assessing the realizability of accounts receivable, including the current creditworthiness of each customer and related aging of the past due balances. We perform ongoing credit evaluations of our customers’ financial condition. Through these evaluations, we may become aware of a situation where a customer may not be able to meet its financial obligations due to deterioration of its financial viability, credit ratings, or bankruptcy. We record a specific reserve for bad debts against amounts due to reduce the receivable to its estimated collectible balance. We recognized bad debt expense, net of recoveries, of $1.5 million, $(1.8) million, and $0.3 million in 2016, 2015, and 2014, respectively. In 2015, we recovered approximately $2.7 million of accounts receivable from one significant customer. The allowance for doubtful accounts at December 31, 2016 and 2015 totaled $8.1 million and $8.3 million, respectively.
Inventories and Related Reserves
Inventories are stated at the lower of cost or market. We determine the cost of all raw materials, work-in-process, and finished goods inventories by the first in, first out method. Cost components of inventories include direct labor, applicable production overhead, and amounts paid to suppliers of materials and products as well as freight costs and, when applicable, duty costs to import the materials and products.
We evaluate the realizability of our inventory on a product-by-product basis in light of historical and anticipated sales demand, technological changes, product life cycle, component cost trends, product pricing, and inventory condition. In circumstances where inventory levels are in excess of anticipated market demand, where inventory is deemed technologically obsolete or not saleable due to condition, or where inventory cost exceeds net realizable value, we record a charge to cost of sales and reduce the inventory to its net realizable value. The allowances for excess and obsolete inventories at December 31, 2016 and 2015 totaled $24.6 million and $22.5 million, respectively.

Property, Plant and Equipment
We record property, plant and equipment at cost. We calculate depreciation on a straight-line basis over the estimated useful lives of the related assets ranging from 10 to 40 years for buildings, 5 to 12 years for machinery and equipment, and 5 to 10 years for computer equipment and software. Construction in process reflects amounts incurred for the configuration and build-out of property, plant and equipment and for property, plant and equipment not yet placed into service. We charge maintenance and repairs—both planned major activities and less-costly, ongoing activities—to expense as incurred. We capitalize interest costs associated with the construction of capital assets and amortize the costs over the assets’ useful lives. Depreciation expense is included in costs of sales; selling, general and administrative expenses; and research and development expenses in the Consolidated Statements of Operations based on the specific categorization and use of the underlying assets being depreciated.
We review property, plant and equipment to determine whether an event or change in circumstances indicates the carrying values of the assets may not be recoverable. We base our evaluation on the nature of the assets, the future economic benefit of the assets, and any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of an asset may not be recoverable, we determine whether impairment has occurred through the use of an undiscounted cash flow analysis. If impairment has occurred, we recognize a loss for the difference between the carrying amount and the fair value of the asset.

For purposes of impairment testing of long-lived assets, we have identified asset groups at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Generally, our asset groups are based on an individual plant or operating facility level. In some circumstances, however, a combination of plants or operating facilities may be considered the asset group due to interdependence of operational activities and cash flows.
Goodwill and Intangible Assets
Our intangible assets consist of (a) definite-lived assets subject to amortization such as developed technology, customer relationships, certain in-service research and development, certain trademarks, and backlog, and (b) indefinite-lived assets not subject to amortization such as goodwill, certain in-process research and development, and certain trademarks. We record amortization of the definite-lived intangible assets over the estimated useful lives of the related assets, which generally range from one year or less for backlog to more than 25 years for certain of our customer relationships. We determine the amortization method for our definite-lived intangible assets based on the pattern in which the economic benefits of the intangible asset are consumed. In the event we cannot reliably determine that pattern, we utilize a straight-line amortization method.
We test our goodwill and other indefinite-lived intangible assets not subject to amortization for impairment on an annual basis during the fourth quarter or when indicators of impairment exist. We base our estimates on assumptions we believe to be reasonable, but which are not predictable with precision and therefore are inherently uncertain. Actual future results could differ from these estimates.
The accounting guidance related to goodwill impairment testing allows for the performance of an optional qualitative assessment of whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Such an evaluation is made based on the weight of all available evidence and the significance of all identified events and circumstances that may influence the fair value of a reporting unit. If it is more likely than not that the fair value is less than the carrying value, then a quantitative assessment is required for the reporting unit, as described in the paragraph below. In 2016, we performed a qualitative assessment for seven of our reporting units, which collectively represented approximately $811 million of our consolidated goodwill balance. For those reporting units for which we performed a qualitative assessment, we determined that it was more likely than not that the fair value was greater than the carrying value, and therefore, we did not perform the calculation of fair value for these reporting units as described in the paragraph below.
For our annual impairment test in 2016, we performed a quantitative assessment for four of our reporting units. Under a quantitative assessment for goodwill impairment, we determine the fair value using the income approach (using Level 3 inputs) as reconciled to our aggregate market capitalization. Under the income approach, we calculate the fair value of a reporting unit based on the present value of estimated future cash flows. If the fair value of the reporting unit exceeds the carrying value of the net assets including goodwill assigned to that unit, goodwill is not impaired. If the carrying value of the reporting unit’s net assets including goodwill exceeds the fair value of the reporting unit, then we determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment of goodwill has occurred and we recognize an impairment loss for the difference between the carrying amount and the implied fair value of goodwill as a component of operating income. In addition to the income approach, we calculate the fair value of our reporting units under a market approach. The market approach measures the fair value of a reporting unit through analysis of financial multiples of comparable businesses. Consideration is given to the financial conditions and operating performance of the reporting unit being valued relative to those publicly-traded companies operating in the same or similar lines of business. The fair values of the four reporting units tested under a quantitative approach were substantially in excess of the carrying values as of the impairment testing date.
We did not recognize any goodwill impairment in 2016, 2015, or 2014. See Note 10 for further discussion.

We also evaluate indefinite lived intangible assets for impairment annually or at other times if events have occurred or circumstances exist that indicate the carrying values of those assets may no longer be recoverable. We compare the fair value of the asset with its carrying amount. If the carrying amount of the asset exceeds its fair value, we recognize an impairment loss in an amount equal to that excess. We did not recognize impairment charges for our indefinite lived intangible assets in 2016, 2015, or 2014. See Note 10 for further discussion.
We review intangible assets subject to amortization whenever an event or change in circumstances indicates the carrying values of the assets may not be recoverable. We test intangible assets subject to amortization for impairment and estimate their fair values using the same assumptions and techniques we employ on property, plant and equipment. We did not recognize any impairment charges for amortizable intangible assets in 2016, 2015, or 2014.

Equity Method Investment

We have a 50% ownership interest in Xuzhou Hirschmann Electronics Co. Ltd (the Hirschmann JV), which we acquired in connection with our 2007 acquisition of Hirschmann Automation and Control GmbH. The Hirschmann JV is an entity located in China that supplies load-moment indicators to the mobile crane market. We account for this investment using the equity method of accounting. During the fourth quarter of 2016, we committed to a plan to sell the Hirschmann JV and reached an agreement in principle with a buyer. As of December 31, 2016, the $26.8 million carrying value of our investment in the Hirschmann JV was classified as held for sale. As of December 31, 2015, the $29.5 million carrying value of our investment in the Hirschmann JV was included in other long-lived assets on our Consolidated Balance Sheet. See Note 4.
Pension and Other Postretirement Benefits
Our pension and other postretirement benefit costs and obligations are dependent on the various actuarial assumptions used in calculating such amounts. These assumptions relate to discount rates, salary growth, long-term return on plan assets, health care cost trend rates, mortality tables, and other factors. We base the discount rate assumptions on current investment yields on high-quality corporate long-term bonds. The salary growth assumptions reflect our long-term actual experience and future or near-term outlook. We determine the long-term return on plan assets based on historical portfolio results and management’s expectation of the future economic environment. Our health care cost trend assumptions are developed based on historical cost data, the near-term outlook, and an assessment of likely long-term trends. Actual results that differ from our assumptions are accumulated and, if in excess of the lesser of 10% of the projected benefit obligation or the fair market value of plan assets, are amortized over the estimated future working life of the plan participants.
Accrued Sales Rebates
We grant incentive rebates to participating customers as part of our sales programs. The rebates are determined based on certain targeted sales volumes. Rebates are paid quarterly or annually in either cash or receivables credits. Until we can process these rebates through individual customer records, we estimate the amount of outstanding rebates and recognize them as accrued liabilities and reductions in our gross revenues. We base our estimates on both historical and anticipated sales demand and rebate program participation. We charge revisions to these estimates back to accrued liabilities and revenues in the period in which the facts that give rise to each revision become known. Future market conditions and product transitions might require us to take actions to increase sales rebates offered, possibly resulting in an incremental increase in accrued liabilities and an incremental reduction in revenues at the time the rebate is offered. Accrued sales rebates at December 31, 2016 and 2015 totaled $33.1 million and $30.0 million, respectively.
Contingent Liabilities
We have established liabilities for environmental and legal contingencies that are probable of occurrence and reasonably estimable, the amounts of which are currently not material. A significant amount of judgment and use of estimates is required to quantify our ultimate exposure in these matters. We review the valuation of these liabilities on a quarterly basis, and we adjust the balances to account for changes in circumstances for ongoing and emerging issues.

We accrue environmental remediation costs based on estimates of known environmental remediation exposures developed in consultation with our environmental consultants and legal counsel, the amounts of which are not currently material. We expense environmental compliance costs, which include maintenance and operating costs with respect to ongoing monitoring programs, as incurred. We evaluate the range of potential costs to remediate environmental sites. The ultimate cost of site clean-up is difficult to predict given the uncertainties of our involvement in certain sites, uncertainties regarding the extent of the required clean-up, the availability of alternative clean-up methods, variations in the interpretation of applicable laws and regulations, the possibility of insurance recoveries with respect to certain sites, and other factors.
We are, from time to time, subject to routine litigation incidental to our business. These lawsuits primarily involve claims for damages arising out of the use of our products, allegations of patent or trademark infringement, and litigation and administrative proceedings involving employment matters and commercial disputes. Assessments regarding the ultimate cost of lawsuits require judgments concerning matters such as the anticipated outcome of negotiations, the number and cost of pending and future claims, and the impact of evidentiary requirements. Based on facts currently available, we believe the disposition of the claims that are pending or asserted will not have a materially adverse effect on our financial position, results of operations or cash flow.
Business Combination Accounting
We allocate the purchase price of an acquired business to its identifiable assets and liabilities based on estimated fair values. The excess of the purchase price over the amount allocated to the assets and liabilities, if any, is recorded to goodwill. We use all available information to estimate fair values. We typically engage third party valuation specialists to assist in the fair value determination of inventories, tangible long-lived assets, and intangible assets other than goodwill. The carrying values of acquired receivables and accounts payable have historically approximated their fair values as of the business combination date. As necessary, we may engage third party specialists to assist in the estimation of fair value for certain liabilities, such as deferred revenue or postretirement benefit liabilities. We adjust the preliminary purchase price allocation, as necessary, typically up to one year after the acquisition closing date as we obtain more information regarding asset valuations and liabilities assumed.
Revenue Recognition
We recognize revenue when all of the following circumstances are satisfied: (1) persuasive evidence of an arrangement exists, (2) price is fixed or determinable, (3) collectability is reasonably assured, and (4) delivery has occurred. Delivery occurs in the period in which the customer takes title and assumes the risks and rewards of ownership of the products specified in the customer’s purchase order or sales agreement. At times, we enter into arrangements that involve the delivery of multiple elements. For these arrangements, when the elements can be separated, the revenue is allocated to each deliverable based on that element’s relative selling price and recognized based on the period of delivery for each element. Generally, we determine relative selling price using vendor specific objective evidence (VSOE).
We record revenue net of estimated rebates, price allowances, invoicing adjustments, and product returns. We record revisions to these estimates in the period in which the facts that give rise to each revision become known. Taxes collected from customers and remitted to governmental authorities are not included in our revenues.
We have certain products subject to the accounting guidance on software revenue recognition. For such products, software license revenue is recognized when persuasive evidence of an arrangement exists, delivery of the product has occurred, the fee is fixed or determinable, collection is probable and VSOE of the fair value of undelivered elements exists. As substantially all of the software licenses are sold in multiple-element arrangements that include either support and maintenance or both support and maintenance and professional services, we use the residual method to determine the amount of software license revenue to be recognized. Under the residual method, consideration is allocated to undelivered elements based upon VSOE of the fair value of those elements, with the residual of the arrangement fee allocated to and recognized as software license revenue. We have established VSOE of the fair value of support and maintenance, subscription-based software licenses, and professional services. Software license revenue is generally recognized upon delivery of the software if all revenue recognition criteria are met.
Revenue allocated to support services under our support and maintenance contracts is typically paid in advance and recognized ratably over the term of the service. Revenue allocated to subscription-based software and remote ongoing operational services is also paid in advance and recognized ratably over the term of the service. Revenue allocated to professional services, including remote implementation services, is recognized as the services are performed.

Contingent Gain
On July 5, 2011, our wholly-owned subsidiary, PPC Broadband, Inc. (PPC), filed an action for patent infringement against Corning Optical Communications RF LLC (Corning). The Complaint alleged that Corning infringed two of PPC’s patents.  In July 2015, a jury found that Corning willfully infringed both patents.  In November 2016, following a series of post-trial motions, the trial judge issued rulings for a total judgment in our favor of approximately $61.3 million. In December 2016, Corning appealed the case to the U.S. Court of Appeals for the Federal Circuit, and that appeal remains pending. We have not recorded any amounts in our consolidated financial statements related to this matter due to the pendency of the appeal.

In 2016, we entered into a patent settlement agreement with a company whereby we received $10.3 million of royalty revenues. We expect to receive additional royalty revenues under the patent settlement agreement in 2017 and beyond. Our Broadcast Solutions Segment Revenues in 2016 include $4.7 million of the $10.3 million total royalty revenues received from the patent settlement agreement. The remaining $5.6 million is a reconciling item from total Segment Revenues to consolidated revenues. See Note 6.
Cost of Sales
Cost of sales includes our total cost of inventory sold during the period, including material, labor, production overhead costs, variable manufacturing costs, and fixed manufacturing costs. Production overhead costs include operating supplies, applicable utility expenses, maintenance costs, and scrap. Variable manufacturing costs include inbound, interplant, and outbound freight, inventory shrinkage, and charges for excess and obsolete inventory. Fixed manufacturing costs include the costs associated with our purchasing, receiving, inspection, warehousing, distribution centers, production and inventory control, and manufacturing management. Cost of sales also includes the costs to provide maintenance and support and other professional services.
Shipping and Handling Costs
We recognize fees earned on the shipment of product to customers as revenues and recognize costs incurred on the shipment of product to customers as a cost of sales.
Selling, General and Administrative Expenses
Selling, general and administrative expenses include expenses not directly related to the production of inventory. They include all expenses related to selling and marketing our products, as well as the salary and benefit costs of associates performing the selling and marketing functions. Selling, general and administrative expenses also include salary and benefit costs, purchased services, and other costs related to our executive and administrative functions.
Research and Development Costs
Research and development costs are expensed as incurred.
Advertising Costs
Advertising costs are expensed as incurred. Advertising costs were $27.2 million, $27.5 million, and $21.8 million for 2016, 2015, and 2014, respectively.
Share-Based Compensation
We compensate certain employees and non-employee directors with various forms of share-based payment awards and recognize compensation costs for these awards based on their fair values. We estimate the fair values of certain awards, primarily stock appreciation rights (SARs), on the grant date using the Black-Scholes-Merton option-pricing formula, which incorporates certain assumptions regarding the expected term of an award and expected stock price volatility. We develop the expected term assumption based on the vesting period and contractual term of an award, our historical exercise and cancellation experience, our stock price history, plan provisions that require exercise or cancellation of awards after employees terminate, and the extent to which currently available information indicates that the future is reasonably expected to differ from past experience. We develop the expected volatility assumption based on historical price data for our common stock. We estimate the fair value of certain restricted stock units with service vesting conditions and performance vesting conditions based on the grant date stock price. We estimate the fair value of certain restricted stock units with market conditions using a Monte Carlo simulation valuation model with the assistance of a third party valuation firm.

After calculating the aggregate fair value of an award, we use an estimated forfeiture rate to discount the amount of share-based compensation cost expected to be recognized in our operating results over the service period of the award. We develop the forfeiture assumption based on our historical pre-vesting cancellation experience.
Income Taxes
Income taxes are provided based on earnings reported for financial statement purposes. The provision for income taxes differs from the amounts currently payable to taxing authorities because of the recognition of revenues and expenses in different periods for income tax purposes than for financial statement purposes. Income taxes are provided as if operations in all countries, including the U.S., were stand-alone businesses filing separate tax returns. We have determined that all undistributed earnings from our international subsidiaries will not be remitted to the U.S. in the foreseeable future and, therefore, no additional provision for U.S. taxes has been made on foreign earnings.
We recognize deferred tax assets resulting from tax credit carryforwards, net operating loss carryforwards, and deductible temporary differences between taxable income on our income tax returns and pretax income on our financial statements. Deferred tax assets generally represent future tax benefits to be received when these carryforwards can be applied against future taxable income or when expenses previously reported in our Consolidated Financial Statements become deductible for income tax purposes. A deferred tax asset valuation allowance is required when some portion or all of the deferred tax assets may not be realized.
Our effective tax rate is based on expected income, statutory tax rates, and tax planning opportunities available to us in the various jurisdictions in which we operate. Significant judgment is required in determining our effective tax rate and in evaluating our tax positions. We establish accruals for uncertain tax positions when we believe that the full amount of the associated tax benefit may not be realized. To the extent we were to prevail in matters for which accruals have been established or would be required to pay amounts in excess of reserves, there could be a material effect on our income tax provisions in the period in which such determination is made.
Current-Year Adoption of Accounting Pronouncements
In April 2015, the FASB issued Accounting Standards Update No. 2015-03, Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (ASU 2015-03), which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The standard is effective for fiscal years beginning after December 15, 2015. We adopted ASU 2015-03 effective January 1, 2016, retrospectively. Adoption resulted in a $6.0 million decrease in total current assets, a $19.2 million decrease in other long-lived assets, and a $25.2 million decrease in long-term debt in our Consolidated Balance Sheet as of December 31, 2015 compared to the prior period presentation. Adoption had no impact on our results of operations.
In March 2016, the FASB issued Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting (ASU 2016-09), which requires entities to recognize the income tax effects of stock awards in the income statement when the awards vest or are settled. Further, ASU 2016-09 allows entities to withhold up to the maximum individual statutory tax rate without classifying the stock awards as a liability and to account for forfeitures either upon occurrence or by estimating forfeitures.  We adopted ASU 2016-09 in the fourth quarter of 2016.  Adoption resulted in a $1.2 million increase to income tax benefit in 2016 and an insignificant impact to weighted average number of diluted shares outstanding. Adoption also resulted in an increase to our cash flows from operating activities in our Consolidated Cash Flow Statements of $5.1 million and $6.9 million for the years ended December 31, 2015 and 2014, respectively, as well as a decrease to our cash flows from financing activities in our Consolidated Cash Flow Statements of $5.1 million and $6.9 million for the years ended December 31, 2015 and 2014, respectively. We also elected to continue estimating forfeitures for purposes of recognizing share-based compensation.
In May 2015, the FASB issued Accounting Standards Update No. 2015-07, Fair Value Measurement (Topic 820) (ASU 2015-07), which permits a reporting entity, as a practical expedient, to measure the fair value of certain investments using the net asset value per share of the investment, and limits disclosures to investments for which the entity has elected to measure the fair value using the practical expedient. The standard is effective for fiscal years beginning after December 15, 2015. We adopted ASU 2015-07 effective January 1, 2016, retrospectively. Adoption had no impact on our results of operations.
In August 2014, the FASB issued disclosure guidance that requires us to evaluate, at each annual and interim period, whether substantial doubt exists about our ability to continue as a going concern, and if applicable, to provide related disclosures. The new guidance was effective for us for our annual period ending December 31, 2016. The adoption of this guidance did not have a material effect on our financial statement disclosures, nor any impact on our results of operations.

Pending Adoption of Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09), which will replace most existing revenue recognition guidance in U.S. GAAP. The core principle of the ASU is that an entity should recognize revenue for the transfer of goods or services equal to the amount that it expects to be entitled to receive for those goods or services. ASU 2014-09 requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments. We plan to adopt ASU 2014-09 on January 1, 2018, using the modified retrospective method of adoption. Although we have not yet completed our review of individual customer contracts, our overall, initial assessment indicates that the impact of adopting ASU 2014-09 on our Consolidated Financial Statements will not be material. We do not expect significant changes in the timing or method of revenue recognition for any of our material revenue streams. Based on our initial assessment, we have not identified a need to significantly change any of our accounting policies or practices. Furthermore, we do not expect significant changes to our accounting systems or controls upon adoption of ASU 2014-09. We will continue our evaluation of ASU 2014-09, including new or emerging interpretations of the standard, through the date of adoption.
In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (ASU 2016-02), a leasing standard for both lessees and lessors. Under its core principle, a lessee will recognize lease assets and liabilities on the balance sheet for all arrangements with terms longer than 12 months. Lessor accounting remains largely consistent with existing U.S. generally accepted accounting principles. The new standard will be effective for us beginning January 1, 2019. Early adoption is permitted. The standard requires the use of a modified retrospective transition method. We are evaluating the effect that ASU 2016-02 will have on our consolidated financial statements and related disclosures.

 In October 2016, the FASB issued Accounting Standards Update No. 2016-16, Intra-Entity Transfers of Assets Other Than Inventory (ASU 2016-16), which requires recognition of the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. Consequently, the standard eliminates the exception to the recognition of current and deferred income taxes for an intra-entity asset transfer other than for inventory until the asset has been sold to an outside party. The new standard will be effective for us beginning January 1, 2018. Early adoption is permitted. We are evaluating the effect that ASU 2016-16 will have on our consolidated financial statements and related disclosures.

Note 3: Acquisitions

M2FX
We acquired 100% of the shares of M2FX Limited (M2FX) on January 7, 2016 for a purchase price of $19.0 million. M2FX is a manufacturer of fiber optic cable and fiber protective solutions for broadband access and telecommunications networks. M2FX is located in the United Kingdom. The results of M2FX have been included in our Consolidated Financial Statements from January 7, 2016, and are reported within the Broadcast Solutions segment. The M2FX acquisition was not material to our financial position or results of operations. Of the total purchase price, $3.2 million was deferred as estimated earn-out consideration. We determined the estimated fair value of the earn-out with the assistance of a third party valuation specialist using a probability weighted discounted cash flow model. The estimated earn-out was scheduled to be paid in early 2017, however, the financial targets tied to the earn-out were not achieved. We reduced the earn-out liability to zero as of December 31, 2016 and recognized a $3.2 million benefit in Selling, General and Administrative expenses in the Consolidated Statements of Operations. This benefit was excluded from Segment EBITDA of our Broadcast Solutions segment.

Tripwire
We acquired 100% of the outstanding ownership interest in Tripwire, Inc. (Tripwire) on January 2, 2015 for a purchase price of $703.2 million. The purchase price was funded with cash on hand and $200.0 million of borrowings under our revolving credit agreement (see Note 13). Tripwire is a leading global provider of advanced threat, security and compliance solutions. Tripwire’s solutions enable enterprises, service providers, manufacturers, and government agencies to detect, prevent, and respond to growing security threats. Tripwire is headquartered in Portland, Oregon. The results of Tripwire have been included in our Consolidated Financial Statements from January 2, 2015. Tripwire is reported within the Network Solutions segment. The following table summarizes the estimated fair value of the assets acquired and the liabilities assumed as of January 2, 2015 (in thousands).

Cash	$2,364
Receivables	37,792
Inventories	603
Other current assets	2,453
Property, plant and equipment	10,021
Goodwill	462,215
Intangible assets	306,000
Other non-current assets	659
Total assets	822,107
Accounts payable	3,142
Accrued liabilities	12,142
Deferred revenue	8,000
Deferred income taxes	95,074
Other non-current liabilities	540
Total liabilities	118,898
Net assets	$703,209
A single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions. The judgments we have used in estimating the fair values assigned to each class of acquired assets and assumed liabilities could materially affect the results of our operations.
The fair value of acquired receivables is $37.8 million, with a gross contractual amount of $38.0 million.
For purposes of the above allocation, we based our estimate of the fair value for the acquired intangible assets, property, plant and equipment, and deferred revenue on a valuation study performed by a third party valuation firm. We used various valuation methods including discounted cash flows to estimate the fair value of the identifiable intangible assets and deferred revenue (Level 3 valuation). To determine the value of the acquired property, plant, and equipment, we used various valuation methods, including both the market approach, which considers sales prices of similar assets in similar conditions (Level 2 valuation), and the cost approach, which considers the cost to replace the asset adjusted for depreciation (Level 3 valuation).

Goodwill and other intangible assets reflected above were determined to meet the criterion for recognition apart from tangible assets acquired and liabilities assumed. The goodwill is primarily attributable to expected synergies and the assembled workforce. The expected synergies for the Tripwire acquisition primarily consist of an expanded product portfolio with network security solutions that can be marketed to our existing broadcast, enterprise, and industrial customers. We do not have tax basis in the goodwill, and therefore, the goodwill is not deductible for tax purposes. The intangible assets related to the acquisition consisted of the following:

	Estimated Fair Value	Amortization Period
	(In thousands)	(In years)
Intangible assets subject to amortization:
Developed technology	$210,000	5.8
Customer relationships	56,000	15
Backlog	3,000	1
Total intangible assets subject to amortization	269,000
Intangible assets not subject to amortization:
Goodwill	462,215
Trademarks	31,000
In-process research and development	6,000
Total intangible assets not subject to amortization	499,215
Total intangible assets	$768,215
Weighted average amortization period		7.7
The amortizable intangible assets reflected in the table above were determined by us to have finite lives. The useful life for the developed technology intangible asset was based on the estimated time that the technology provides us with a competitive advantage and thus approximates the period of consumption of the intangible asset. The useful life for the customer relationship intangible asset was based on our forecasts of customer turnover. The useful life of the backlog intangible asset was based on our estimate of when the ordered items would ship.
Trademarks have been determined by us to have indefinite lives and are not being amortized, based on our expectation that the trademarked products will generate cash flows for us for an indefinite period. We expect to maintain use of trademarks on existing products and introduce new products in the future that will also display the trademarks, thus extending their lives indefinitely. In-process research and development assets are considered indefinite-lived intangible assets until the completion or abandonment of the associated research and development efforts. Upon completion of the development process, we will make a determination of the useful life of the asset and begin amortizing the assets over that period. If the project is abandoned, we will write-off the asset at such time.
Our consolidated revenues and consolidated income from continuing operations before taxes for the year ended December 31, 2015 included $116.6 million of revenues and a $47.8 million loss from continuing operations before taxes from Tripwire. Consolidated revenues in the year ended December 31, 2015 were negatively impacted by approximately $50.4 million due to the reduction of the acquired deferred revenue balance to fair value. Our consolidated income from continuing operations before taxes for the year ended December 31, 2015 included $43.2 million of amortization of intangible assets and $9.2 million of compensation expense related to the accelerated vesting of acquiree stock based compensation awards.

The following table illustrates the unaudited pro forma effect on operating results as if the Tripwire acquisition had been completed as of January 1, 2014.

	Years Ended
	December 31, 2015	December 31, 2014
	(In thousands, except per share data) (Unaudited)
Revenues	$2,354,191	$2,405,198
Income from continuing operations	92,104	23,302
Diluted income per share from continuing operations attributable to Belden stockholders	$2.14	$0.53
For purposes of the pro forma disclosures, the year ended December 31, 2014 includes nonrecurring expenses from the effects of purchase accounting, including the compensation expense from the accelerated vesting of acquiree stock compensation awards of $9.2 million and amortization of the sales backlog intangible asset of $3.0 million.
The above unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what our results of operations would have been had we completed the acquisition on the date assumed, nor is it necessarily indicative of the results that may be expected in future periods. Pro forma adjustments exclude cost savings from any synergies resulting from the acquisition.
Coast Wire and Plastic Tech
We acquired 100% of the outstanding ownership interest in Coast Wire and Plastic Tech., LLC (Coast) on November 20, 2014 for cash of $36.0 million. Coast is a developer and manufacturer of customized wire and cable solutions used in high-end medical device, military and defense, and industrial applications. Coast is located in Carson, California. The results of Coast have been included in our Consolidated Financial Statements from November 20, 2014, and are reported within the Industrial Solutions segment. The Coast acquisition was not material to our financial position or results of operations reported as of and for the year ended December 31, 2014.

ProSoft Technology, Inc.
We acquired 100% of the outstanding shares of ProSoft Technology, Inc. (ProSoft) on June 11, 2014 for cash of $104.1 million. ProSoft is a leading manufacturer of industrial networking products that translate between disparate automation systems, including the various protocols used by different automation vendors. The results of ProSoft have been included in our Consolidated Financial Statements from June 11, 2014, and are reported within the Network Solutions segment. ProSoft is headquartered in Bakersfield, California. The following table summarizes the estimated fair value of the assets acquired and the liabilities assumed as of June 11, 2014 (in thousands).

Cash	$2,517
Receivables	5,894
Inventories	2,731
Other current assets	332
Property, plant and equipment	767
Goodwill	56,923
Intangible assets	40,800
Other non-current assets	622
Total assets	110,586
Accounts payable	2,544
Accrued liabilities	2,807
Other non-current liabilities	1,132
Total liabilities	6,483
Net assets	$104,103
A single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions. The judgments we have used in estimating the fair values assigned to each class of acquired assets and assumed liabilities could materially affect the results of our operations.
The fair value of acquired receivables is $5.9 million, with a gross contractual amount of $6.2 million.
For purposes of the above allocation, we based our estimate of the fair value of the acquired inventory and intangible assets on a valuation study performed by a third party valuation firm. We have estimated a fair value adjustment for inventories based on the estimated selling price of the work-in-process and finished goods acquired at the closing date less the sum of the costs to complete the work-in-process, the costs of disposal, and a reasonable profit allowance for our post acquisition selling efforts. We used various valuation methods including discounted cash flows to estimate the fair value of the identifiable intangible assets (Level 3 valuation).

Goodwill and other intangible assets reflected above were determined to meet the criterion for recognition apart from tangible assets acquired and liabilities assumed. The goodwill is primarily attributable to expected synergies and the assembled workforce. The expected synergies for the ProSoft acquisition primarily consist of expanded access to the industrials market and channel partners. Our tax basis in the acquired goodwill is $56.9 million. The goodwill balance we recorded is deductible for tax purposes over a period of 15 years up to the amount of the tax basis. The intangible assets related to the acquisition consisted of the following:

	Fair Value	Amortization Period
	(In thousands)	(In years)
Intangible assets subject to amortization:
Customer relationships	$26,600	20.0
Developed technologies	9,000	5.0
Trademarks	5,000	5.0
Backlog	200	0.3
Total intangible assets subject to amortization	40,800
Intangible assets not subject to amortization:
Goodwill	56,923
Total intangible assets not subject to amortization	56,923
Total intangible assets	$97,723
Weighted average amortization period		14.8
The amortizable intangible assets reflected in the table above were determined by us to have finite lives. The useful life for the developed technologies intangible asset was based on the estimated time that the technology provides us with a competitive advantage and thus approximates the period of consumption of the intangible asset. The useful life for the customer relationship intangible asset was based on our forecasts of customer turnover. The useful life for the trademarks was based on the period of time we expect to continue to go to market using the trademarks. The useful life of the backlog intangible asset was based on our estimate of when the ordered items would ship.
Our consolidated revenues and consolidated income (loss) from continuing operations before taxes for the year ended December 31, 2014 included $31.7 million and ($2.5) million, respectively, from ProSoft. Our consolidated income from continuing operations before taxes for the year ended December 31, 2014 included $2.4 million of amortization of intangible assets and $1.4 million of cost of sales related to the adjustment of acquired inventory to fair value.

Grass Valley
We acquired 100% of the outstanding ownership interest in Grass Valley USA, LLC and GVBB Holdings S.a.r.l., (collectively, Grass Valley) on March 31, 2014 for cash of $218.2 million. Grass Valley is a leading provider of innovative technologies for the broadcast industry, including production switchers, cameras, servers, and editing solutions. Grass Valley is headquartered in Hillsboro, Oregon, with significant locations throughout the United States, Europe, and Asia. The results of Grass Valley have been included in our Consolidated Financial Statements from March 31, 2014, and are reported within the Broadcast Solutions segment. The following table summarizes the estimated fair value of the assets acquired and the liabilities assumed as of March 31, 2014 (in thousands):

Cash	$9,451
Receivables	67,354
Inventories	18,593
Other current assets	4,172
Property, plant and equipment	22,460
Goodwill	131,070
Intangible assets	95,500
Other non-current assets	17,101
Total assets	365,701
Accounts payable	51,276
Accrued liabilities	62,672
Deferred revenue	14,000
Postretirement benefits	16,538
Deferred income taxes	1,827
Other non-current liabilities	1,199
Total liabilities	147,512
Net assets	$218,189
A single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions. The judgments we have used in estimating the fair values assigned to each class of acquired assets and assumed liabilities could materially affect the results of our operations.
The fair value of acquired receivables is $67.4 million, with a gross contractual amount of $77.2 million.
For purposes of the above allocation, we based our estimate of the fair value of the acquired inventory, property, plant, and equipment, intangible assets, and deferred revenue on a valuation study performed by a third party valuation firm. We have estimated a fair value adjustment for inventories based on the estimated selling price of the work-in-process and finished goods acquired at the closing date less the sum of the costs to complete the work-in-process, the costs of disposal, and a reasonable profit allowance for our post acquisition selling efforts. To determine the value of the acquired property, plant, and equipment, we used various valuation methods, including both the market approach, which considers sales prices of similar assets in similar conditions (Level 2 valuation), and the cost approach, which considers the cost to replace the asset adjusted for depreciation (Level 3 valuation). We used various valuation methods including discounted cash flows to estimate the fair value of the identifiable intangible assets and deferred revenue (Level 3 valuation).

Goodwill and other intangible assets reflected above were determined to meet the criterion for recognition apart from tangible assets acquired and liabilities assumed. The goodwill is primarily attributable to expected synergies and the assembled workforce. The expected synergies for the Grass Valley acquisition primarily consist of cost savings from the ability to consolidate existing and acquired operating facilities and other support functions, as well as expanded access to the Broadcast market. Our estimated tax basis in the acquired goodwill is not significant. The intangible assets related to the acquisition consisted of the following:

	Fair Value	Amortization Period
	(In thousands)	(In years)
Intangible assets subject to amortization:
Developed technologies	$37,000	5.0
Customer relationships	27,000	15.0
Backlog	1,500	0.3
Total intangible assets subject to amortization	65,500
Intangible assets not subject to amortization:
Goodwill	131,070
Trademarks	22,000
In-process research and development	8,000
Total intangible assets not subject to amortization	161,070
Total intangible assets	$226,570
Weighted average amortization period		9.0
The amortizable intangible assets reflected in the table above were determined by us to have finite lives. The useful life for the developed technologies intangible asset was based on the estimated time that the technology provides us with a competitive advantage and thus approximates the period of consumption of the intangible asset. The useful life for the customer relationship intangible asset was based on our forecasts of customer turnover. The useful life of the backlog intangible asset was based on our estimate of when the ordered items would ship.
Trademarks have been determined by us to have indefinite lives and are not being amortized, based on our expectation that the trademarked products will generate cash flows for us for an indefinite period. We expect to maintain use of trademarks on existing products and introduce new products in the future that will also display the trademarks, thus extending their lives indefinitely. In-process research and development assets are considered indefinite-lived intangible assets until the completion or abandonment of the associated research and development efforts. Upon completion of the development process, we will make a determination of the useful life of the asset and begin amortizing the assets over that period. If the project is abandoned, we will write-off the asset at such time.
Our consolidated revenues and consolidated income (loss) from continuing operations before taxes for the year ended December 31, 2014 included $196.2 million and ($58.5) million, respectively, from Grass Valley. Our consolidated income from continuing operations before taxes for the year ended December 31, 2014 included $8.6 million of amortization of intangible assets and $6.9 million of cost of sales related to the adjustment of acquired inventory to fair value. We also recognized certain severance, restructuring, and acquisition integration costs in the 2014 related to Grass Valley. See Note 13.

The following table illustrates the unaudited pro forma effect on operating results as if the Grass Valley and ProSoft acquisitions had been completed as of January 1, 2013.

Year ended December 31, 2014
(In thousands, except per share data) (Unaudited)
Revenues	$2,401,200
Income from continuing operations	67,956
Diluted income per share from continuing operations attributable to Belden stockholders	$1.54
The above unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what our results of operations would have been had we completed the acquisition on the date assumed, nor is it necessarily indicative of the results that may be expected in future periods. Pro forma adjustments exclude cost savings from any synergies resulting from the acquisition.

Note 4: Assets Held for Sale

We classify assets and liabilities as held for sale (disposal group) when management, having the authority to approve the action, commits to a plan to sell the disposal group, the sale is probable within one year, and the disposal group is available for immediate sale in its present condition. We also consider whether an active program to locate a buyer has been initiated, whether the disposal group is marketed actively for sale at a price that is reasonable in relation to its current fair value, and whether actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. When we classify a disposal group as held for sale, we test for impairment. An impairment charge is recognized when the carrying value of the disposal group exceeds the estimated fair value, less costs to sell. We also cease depreciation and amortization for assets classified as held for sale.

During the fourth quarter of 2016, we committed to a plan to sell our MCS business and Hirschmann JV and determined that we met all of the criteria to classify the assets and liabilities of these businesses as held for sale. The MCS business is part of the Industrial Solutions segment and the Hirschmann JV is an equity method investment that is not included in an operating segment. We have reached an agreement in principle to sell this disposal group for a total sales price of $39 million. The carrying value of the disposal group exceeded the fair value less costs to sell, which we determined based on the expected sales price, by $23.9 million. Therefore, we recognized an impairment charge equal to this amount in the fourth quarter of 2016. The following table provides the major classes of assets and liabilities classified as held for sale. In addition, the disposal group had $15.7 million of accumulated other comprehensive losses at December 31, 2016.

December 31, 2016
(In thousands)
Receivables, net	$4,551
Inventories, net	2,848
Other current assets	1,131
Property, plant, and equipment	1,946
Intangible assets	4,405
Goodwill	5,477
Other long-lived assets	26,766
Total assets of disposal group	47,124
Impairment of assets held for sale	(23,931)
Total assets held for sale	$23,193
Accrued liabilities	$1,288
Postretirement benefits	448
Total liabilities held for sale	$1,736

Note 5: Discontinued Operations
In 2012, we sold our Thermax and Raydex cable business for $265.6 million in cash and recognized a pre-tax gain of $211.6 million ($124.7 million net of tax). At the time the transaction closed, we received $265.6 million in cash, subject to a working capital adjustment. In 2014, we recognized a $0.9 million ($0.6 million net of tax) loss from disposal of discontinued operations related to this business as a result of settling the working capital adjustment and other matters.
In 2010, we completed the sale of Trapeze Networks, Inc. (Trapeze) for $152.1 million and recognized a pre-tax gain of $88.3 million ($44.8 million after-tax). At the time the transaction closed, a portion of the sale price was placed in escrow as partial security for our indemnity obligations under the sale agreement. During 2015, we agreed to a final settlement with the buyer of Trapeze regarding the escrow, and collected $3.5 million of the escrow receivable and recognized a $0.2 million ($0.1 million net of tax) loss from disposal of discontinued operations. Additionally, we recognized a $0.2 million net loss from discontinued operations for income tax expense related to this disposed business in 2015. In 2014, we recognized $0.6 million of income from discontinued operations due to the reversal of an uncertain tax position liability related to this disposed business.
Note 6: Operating Segments and Geographic Information
We are organized around four global business platforms: Broadcast Solutions, Enterprise Solutions, Industrial Solutions, and Network Solutions. To leverage the Company’s strengths in networking, IoT, and cybersecurity technologies, the Network Solutions platform was formed in January 2017 with the combination of the former Industrial IT and Network Security platforms. The former Network Security platform was formed with our acquisition of Tripwire in January 2015. The formation of the Network Solutions platform is a natural evolution in our organic and inorganic strategies for a range of industrial and non-industrial applications. In addition, to capitalize on the adoption of IP technology and accelerate our penetration of the commercial audio-video market, we transferred responsibility of audio-video cable and connectors from our Broadcast Solutions platform to our Enterprise Solutions platform effective January 1, 2016. We have revised the prior period segment information to conform to the changes in the composition of these reportable segments. These changes had no impact to our reporting units for purposes of goodwill impairment testing.
We have determined that each of the global business platforms represents a reportable segment.

The segments design, manufacture, and market a portfolio of signal transmission solutions for mission critical applications used in a variety of end markets, including broadcast, enterprise, and industrial. We sell the products manufactured by our segments principally through distributors or directly to systems integrators, original equipment manufacturers (OEMs), end-users, and installers.
Effective January 1, 2015, the key measures of segment profit or loss reviewed by our chief operating decision maker are Segment Revenues and Segment EBITDA. Segment Revenues represent non-affiliate revenues and include revenues that would have otherwise been recorded by acquired businesses as independent entities but were not recognized in our Consolidated Statements of Operations due to the effects of purchase accounting and the associated write-down of acquired deferred revenue to fair value. Segment EBITDA excludes certain items, including depreciation expense; amortization of intangibles; asset impairment; severance, restructuring, and acquisition integration costs; purchase accounting effects related to acquisitions, such as the adjustment of acquired inventory and deferred revenue to fair value; and other costs. We allocate corporate expenses to the segments for purposes of measuring Segment EBITDA. Corporate expenses are allocated on the basis of each segment’s relative EBITDA prior to the allocation. The prior period presentation has been updated accordingly.
Our measure of segment assets does not include cash, goodwill, intangible assets, deferred tax assets, or corporate assets. All goodwill is allocated to reporting units of our segments for purposes of impairment testing.
The results of our equity method investment in the Hirschmann JV are analyzed separately from the results of our operating segments, and they are not included in the corporate expense allocation.
Operating Segment Information

Broadcast Solutions	Years ended December 31,
	2016	2015	2014
	(In thousands)
Segment revenues	$769,753	$739,970	$757,767
Affiliate revenues	744	916	821
Segment EBITDA	137,870	113,638	116,966
Depreciation expense	16,229	16,295	15,854
Amortization of intangibles	47,248	49,812	49,562
Severance, restructuring, and acquisition integration costs	10,414	39,078	48,440
Purchase accounting effects of acquisitions	(2,991)	132	8,574
Deferred gross profit adjustments	1,774	2,446	10,777
Patent settlement	(5,554)	—	—
Acquisition of property, plant and equipment	15,713	27,365	17,091
Segment assets	325,396	346,095	378,024

Enterprise Solutions	Years ended December 31,
	2016	2015	2014
	(In thousands)
Segment revenues	$603,188	$605,910	$626,614
Affiliate revenues	5,977	5,322	8,467
Segment EBITDA	101,298	100,214	89,352
Depreciation expense	13,226	12,591	14,443
Amortization of intangibles	1,718	1,720	1,827
Severance, restructuring, and acquisition integration costs	11,962	723	3,435
Purchase accounting effects of acquisitions	912	52	608
Acquisition of property, plant and equipment	22,679	10,323	13,395
Segment assets	246,564	238,400	259,344

Industrial Solutions	Years ended December 31,
	2016	2015	2014
	(In thousands)
Segment revenues	$585,476	$603,350	$682,374
Affiliate revenues	1,325	1,613	2,927
Segment EBITDA	101,248	99,941	106,097
Depreciation expense	11,038	11,235	11,145
Amortization of intangibles	2,394	3,154	1,236
Severance, restructuring, and acquisition integration costs	9,923	6,228	11,953
Purchase accounting effects of acquisitions	—	334	1,328
Acquisition of property, plant and equipment	10,486	8,836	10,053
Segment assets	226,306	231,265	255,997

Network Solutions	Years ended December 31,
	2016	2015	2014
	(In thousands)
Segment revenues	$399,388	$411,353	$253,464
Affiliate revenues	79	78	54
Segment EBITDA	92,773	87,873	47,927
Depreciation expense	6,715	6,430	2,294
Amortization of intangibles	47,025	49,105	5,801
Severance, restructuring, and acquisition integration costs	6,471	1,141	6,999
Purchase accounting effects of acquisitions	—	9,229	2,030
Deferred gross profit adjustments	4,913	50,430	—
Acquisition of property, plant and equipment	4,704	7,048	1,903
Segment assets	115,732	118,520	67,417

Total Segments	Years ended December 31,
	2016	2015	2014
	(In thousands)
Segment revenues	$2,357,805	$2,360,583	$2,320,219
Affiliate revenues	8,125	7,929	12,269
Segment EBITDA	433,189	401,666	360,342
Depreciation expense	47,208	46,551	43,736
Amortization of intangibles	98,385	103,791	58,426
Severance, restructuring, and acquisition integration costs	38,770	47,170	70,827
Purchase accounting effects of acquisitions	(2,079)	9,747	12,540
Deferred gross profit adjustments	6,687	52,876	10,777
Patent settlement	(5,554)	—	—
Acquisition of property, plant and equipment	53,582	53,572	42,442
Segment assets	913,998	934,280	960,782

The following table is a reconciliation of the total of the reportable segments’ Revenues and EBITDA to consolidated revenues and consolidated income from continuing operations before taxes, respectively.

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Total Segment Revenues	$2,357,805	$2,360,583	$2,320,219
Deferred revenue adjustments (2)	(6,687)	(51,361)	(11,954)
Patent settlement (4)	5,554	—	—
Consolidated Revenues	$2,356,672	$2,309,222	$2,308,265
Total Segment EBITDA	$433,189	$401,666	$360,342
Amortization of intangibles	(98,385)	(103,791)	(58,426)
Impairment of assets held for sale (1)	(23,931)	—	—
Deferred gross profit adjustments (2)	(6,687)	(52,876)	(10,777)
Severance, restructuring, and acquisition integration costs (3)	(38,770)	(47,170)	(70,827)
Depreciation expense	(47,208)	(46,551)	(43,736)
Patent settlement (4)	5,554	—	—
Purchase accounting effects related to acquisitions (5)	2,079	(9,747)	(12,540)
Income from equity method investment	1,793	1,770	3,955
Eliminations	(3,781)	(2,748)	(4,872)
Consolidated operating income	223,853	140,553	163,119
Interest expense, net	(95,050)	(100,613)	(81,573)
Loss on debt extinguishment	(2,342)	—	—
Consolidated income from continuing operations before taxes	$126,461	$39,940	$81,546

(1)	For the year ended December 31, 2016, we recognized a $23.9 million impairment of assets held for sale. See Note 4, Assets Held for Sale, for details.

(2)
Our segment results include revenues that would have been recorded by acquired businesses had they remained as independent entities. Our consolidated results do not include these revenues due to the purchase accounting effect of recording deferred revenue at fair value.

(3)	See Note 13, Severance, Restructuring, and Acquisition Integration Activities, for details.

(4)	Both our consolidated revenues and gross profit were positively impacted by royalty revenues received during 2016 that related to years prior to 2016 as a result of a patent settlement.

(5)
In 2016, we made a $3.2 million adjustment to reduce the earn-out liability associated with the M2FX acquisition. This adjustment was partially offset by $0.8 million and $0.2 million of cost of sales related to the adjustment of acquired inventory to fair value related to our Enterprise Solutions segment and M2FX acquisition, respectively. In 2015, we recognized $9.2 million of compensation expense related to the accelerated vesting of acquiree stock based compensation awards associated with our acquisition of Tripwire. In addition, we recognized $0.3 million of cost of sales related to the adjustment of acquired inventory to fair value related to our acquisition of Coast. In 2014, we recognized $8.3 million of cost of sales related to the adjustment of acquired inventory to fair value for our acquisitions of Grass Valley and ProSoft.

Below are reconciliations of other segment measures to the consolidated totals.

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Total segment assets	$913,998	$934,280	$960,782
Cash and cash equivalents	848,116	216,751	741,162
Goodwill	1,385,995	1,385,115	943,374
Intangible assets, less accumulated amortization	560,082	655,871	461,292
Deferred income taxes	33,706	34,295	60,652
Income tax receivable	—	3,787	4,953
Corporate assets	64,906	60,503	59,987
Total assets	$3,806,803	$3,290,602	$3,232,202
Total segment acquisition of property, plant and equipment	$53,582	$53,572	$42,442
Corporate acquisition of property, plant and equipment	392	1,397	3,017
Total acquisition of property, plant and equipment	$53,974	$54,969	$45,459

Geographic Information
The Company attributes foreign sales based on the location of the customer purchasing the product. The table below summarizes net sales and long-lived assets for the years ended December 31, 2016, 2015 and 2014 for the following countries: the U.S., Canada, China, and Germany. No other individual foreign country’s net sales or long-lived assets are material to the Company.

	United States	Canada	China	Germany	All Other	Total
	(In thousands, except percentages)
Year ended December 31, 2016
Revenues	$1,283,925	$159,985	$114,605	$104,214	$693,943	$2,356,672
Percent of total revenues	55%	7%	5%	4%	29%	100%
Long-lived assets	$193,263	$31,278	$30,487	$32,386	$60,654	$348,068
Year ended December 31, 2015
Revenues	$1,270,467	$170,522	$114,863	$103,106	$650,264	$2,309,222
Percent of total revenues	55%	7%	5%	4%	29%	100%
Long-lived assets	$188,032	$27,315	$62,794	$35,588	$64,434	$378,163
Year ended December 31, 2014
Revenues	$1,134,721	$194,149	$132,330	$120,297	$726,768	$2,308,265
Percent of total revenues	49%	8%	6%	5%	32%	100%
Long-lived assets	$169,080	$29,773	$70,574	$40,557	$70,727	$380,711

Major Customer
Revenues generated from sales to the distributor Anixter International Inc., primarily in the Enterprise Solutions and Industrial Solutions segments, were $286.2 million (12% of revenues), $281.9 million (12% of revenues), and $290.5 million (13% of revenues) for 2016, 2015, and 2014, respectively. At December 31, 2016, we had $26.5 million in accounts receivable outstanding from Anixter International Inc. This represented approximately 7% of our total accounts receivable outstanding at December 31, 2016.
Note 7: Noncontrolling Interest
In 2015, we entered into a joint venture agreement with Shanghai Hi-Tech Control System Co, Ltd (Hite). The purpose of the joint venture is to develop and provide certain Network Solutions products and integrated solutions to customers in China. Belden and Hite contributed $1.53 million and $1.47 million, respectively, to the joint venture in 2015, reflecting ownership percentages of 51% and 49%, respectively. Belden and Hite are committed to fund an additional $1.53 million and $1.47 million to the joint venture in the future. The joint venture is determined to not have sufficient equity at risk; therefore, it is considered a variable interest entity. We have determined that Belden is the primary beneficiary of the joint venture, due to both our ownership percentage and our control over the activities of the joint venture that most significantly impact its economic performance based on the terms of the joint venture agreement with Hite. Because Belden is the primary beneficiary of the joint venture, we have consolidated the joint venture in our financial statements. The results of the joint venture attributable to Hite’s ownership are presented as net loss attributable to noncontrolling interest in the consolidated statements of operations. The joint venture is not material to our consolidated financial statements as of or for the years ended December 31, 2016 and 2015.

Note 8: Income Per Share
The following table presents the basis of the income per share computation:

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Numerator:
Income from continuing operations	$127,646	$66,508	$74,432
Less: Net loss attributable to noncontrolling interest	(357)	(24)	—
Less: Preferred stock dividends	15,428	—	—
Income from continuing operations attributable to Belden common stockholders	112,575	66,532	74,432
Income (loss) from discontinued operations, net of tax, attributable to Belden common stockholders	—	(242)	579
Loss from disposal of discontinued operations, net of tax, attributable to Belden common stockholders	—	(86)	(562)
Net income attributable to Belden common stockholders	$112,575	$66,204	$74,449
Denominator:
Weighted average shares outstanding, basic	42,093	42,390	43,273
Effect of dilutive common stock equivalents	464	563	724
Weighted average shares outstanding, diluted	42,557	42,953	43,997
For the years ended December 31, 2016, 2015, and 2014, diluted weighted average shares outstanding do not include outstanding equity awards of 0.6 million, 0.4 million, and 0.2 million, respectively, because to do so would have been anti-dilutive. Furthermore, for the year ended December 31, 2016, diluted weighted average shares outstanding do not include the weighted average impact of preferred shares that are convertible into 3.0 million common shares because to do so would have been anti-dilutive.
For purposes of calculating basic earnings per share, unvested restricted stock units are not included in the calculation of basic weighted average shares outstanding until all necessary conditions have been satisfied and issuance of the shares underlying the restricted stock units is no longer contingent. Necessary conditions are not satisfied until the vesting date, at which time holders of our restricted stock units receive shares of our common stock.

For purposes of calculating diluted earnings per share, unvested restricted stock units are included to the extent that they are dilutive. In determining whether unvested restricted stock units are dilutive, each issuance of restricted stock units is considered separately.
Once a restricted stock unit has vested, it is included in the calculation of both basic and diluted weighted average shares outstanding.
Note 9: Inventories
The major classes of inventories were as follows:

	December 31,
	2016	2015
	(In thousands)
Raw materials	$90,019	$92,929
Work-in-process	25,166	27,730
Finished goods	99,784	97,814
Gross inventories	214,969	218,473
Excess and obsolete reserves	(24,561)	(22,531)
Net inventories	$190,408	$195,942

Note 10: Property, Plant and Equipment
The carrying values of property, plant and equipment were as follows:

	December 31,
	2016	2015
	(In thousands)
Land and land improvements	$28,462	$29,235
Buildings and leasehold improvements	136,230	135,154
Machinery and equipment	499,400	483,773
Computer equipment and software	123,909	112,888
Construction in process	35,191	28,274
Gross property, plant and equipment	823,192	789,324
Accumulated depreciation	(513,901)	(478,695)
Net property, plant and equipment	$309,291	$310,629
Depreciation Expense
We recognized depreciation expense in income from continuing operations of $47.2 million, $46.6 million, and $43.7 million in 2016, 2015, and 2014, respectively.
Note 11: Intangible Assets
The carrying values of intangible assets were as follows:

	December 31, 2016			December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(In thousands)			(In thousands)
Goodwill	$1,385,995	$—	$1,385,995	$1,385,115	$—	$1,385,115
Definite-lived intangible assets subject to amortization:
Customer relationships	$309,112	$(77,872)	$231,240	$309,573	$(61,641)	$247,932
Developed technology	420,928	(239,233)	181,695	416,817	(170,576)	246,241
Trademarks	20,534	(10,915)	9,619	19,417	(7,255)	12,162
Backlog	12,638	(12,638)	—	12,559	(12,559)	—
In-service research and development	22,977	(9,121)	13,856	14,238	(4,723)	9,515
Total intangible assets subject to amortization	786,189	(349,779)	436,410	772,604	(256,754)	515,850
Indefinite-lived intangible assets not subject to amortization:
Trademarks	121,972	—	121,972	129,671	—	129,671
In-process research and development	1,700	—	1,700	10,350	—	10,350
Total intangible assets not subject to amortization	123,672	—	123,672	140,021	—	140,021
Intangible assets	$909,861	$(349,779)	$560,082	$912,625	$(256,754)	$655,871

Segment Allocation of Goodwill and Trademarks
The changes in the carrying amount of goodwill assigned to reporting units in our reportable segments are as follows:

	Broadcast Solutions	Enterprise Solutions	Industrial Solutions	Network Solutions	Consolidated
	(In thousands)
Balance at December 31, 2014	$550,362	$73,278	$200,053	$119,681	$943,374
Acquisitions and purchase accounting adjustments	11,481	—	1,614	462,945	476,040
Translation impact	(25,455)	—	(4,948)	(3,896)	(34,299)
Balance at December 31, 2015	$536,388	$73,278	$196,719	$578,730	$1,385,115
Acquisitions and purchase accounting adjustments	8,492	—	—	—	8,492
Translation impact	(838)	—	80	(1,377)	(2,135)
Reclassify to assets held for sale	—	—	(5,477)	—	(5,477)
Balance at December 31, 2016	$544,042	$73,278	$191,322	$577,353	$1,385,995
The changes in the carrying amount of indefinite-lived trademarks are as follows:

	Broadcast Solutions	Enterprise Solutions	Industrial Solutions	Network Solutions	Consolidated
	(In thousands)
Balance at December 31, 2014	$83,120	$4,063	$10,744	$5,113	$103,040
Acquisitions and purchase accounting adjustments	—	—	—	31,000	31,000
Translation impact	(2,198)	—	(1,654)	(517)	(4,369)
Balance at December 31, 2015	$80,922	$4,063	$9,090	$35,596	$129,671
Translation impact	(4,635)	—	40	(199)	(4,794)
Reclassify to assets held for sale	—	—	(2,905)	—	(2,905)
Balance at December 31, 2016	$76,287	$4,063	$6,225	$35,397	$121,972
Impairment
The annual measurement date for our goodwill and indefinite-lived intangible assets impairment test is our fiscal November month-end. For our 2016 goodwill impairment test, we performed a quantitative assessment for five of our reporting units and determined the estimated fair values of our reporting units by calculating the present values of their estimated future cash flows. We determined that the fair values of the reporting units were substantially in excess of the carrying values; therefore, we did not record any goodwill impairment for the five reporting units. We performed a qualitative assessment for the remaining seven of our reporting units, and we determined that it was more likely than not that the fair value was greater than the carrying value. Therefore, we did not record any goodwill impairment for the seven reporting units. We also did not recognize any goodwill impairment in 2015 or 2014 based on the results of our annual goodwill impairment testing.
Similar to the quantitative goodwill impairment test, we determined the estimated fair values of our indefinite-lived trademarks by calculating the present values of the estimated cash flows (using Level 3 inputs) attributable to the respective trademarks. We did not recognize any trademark impairment charges in 2016, 2015, or 2014.

Amortization Expense
We recognized amortization expense in income from continuing operations of $98.4 million, $103.8 million, and $58.4 million in 2016, 2015, and 2014, respectively. We expect to recognize annual amortization expense of $88.4 million in 2017, $73.2 million in 2018, $63.1 million in 2019, $48.4 million in 2020, and $18.2 million in 2021 related to our intangible assets balance as of December 31, 2016.
The weighted-average amortization period for our customer relationships, developed technology, trademarks, and in-service research and development is 18.9 years, 5.3 years, 5.0 years, and 4.6 years, respectively.
Note 12: Accounts Payable and Accrued Liabilities
The carrying values of accounts payable and accrued liabilities were as follows:

	December 31,
	2016	2015
	(In thousands)
Accounts payable	$258,203	$223,514
Current deferred revenue	80,503	101,460
Wages, severance and related taxes	76,157	86,389
Accrued rebates	33,071	29,997
Employee benefits	24,395	27,482
Accrued interest	27,202	25,188
Other (individual items less than 5% of total current liabilities)	69,012	52,733
Accounts payable and accrued liabilities	$568,543	$546,763

The majority of our accounts payable balance is due to trade creditors. Our accounts payable balance as of December 31, 2016 and 2015 included $12.4 million and $11.8 million, respectively, of amounts due to banks under a commercial acceptance draft program. All accounts payable outstanding under the commercial acceptance draft program are expected to be settled within one year.
See further discussion of the accrued severance balance in Note 13 below.

Note 13: Severance, Restructuring, and Acquisition Integration Activities

Industrial and Network Solutions Restructuring Program: 2015-2016
Both our Industrial Solutions and Network Solutions segments have been negatively impacted by a decline in sales volume. Global demand for industrial products has been negatively impacted by the strengthened U.S. dollar and lower energy prices. Our customers have reduced capital spending in response to these conditions, and we expect these conditions to continue to negatively impact sales volume for these segments. In response to these industrial market conditions, we began to execute a restructuring program in the fourth fiscal quarter of 2015 to reduce our cost structure. We recognized approximately $9.7 million and $3.3 million of severance and other restructuring costs for this program during 2016 and 2015, respectively. We do not expect to incur any additional severance and other restructuring costs for this program. We expect the restructuring program to generate approximately $18 million of savings on an annualized basis, which we began to realize in the first fiscal quarter of 2016.

Industrial Manufacturing Footprint Program: 2016
In further response to the industrial market conditions described above, in the first quarter of 2016 we began a program to consolidate our manufacturing footprint. The manufacturing consolidation is expected to be completed by the end of 2017. We recognized $17.8 million of severance and other restructuring costs for this program during 2016. The costs were incurred by the Enterprise Solutions and Industrial Solutions segments, as the manufacturing locations involved in the program serve both platforms. We expect to incur approximately $15 million of additional severance and other restructuring costs for this program in 2017. We expect the program to generate approximately $10 million of savings on an annualized basis, beginning in the second half of 2017.

Grass Valley Restructuring Program: 2015-2016
Our Broadcast Solutions segment’s Grass Valley brand was negatively impacted by a decline in global demand of broadcast technology infrastructure products beginning in 2015. Outside of the U.S., demand for these products was impacted by the relative price increase of products due to the strengthened U.S. dollar as well as the impact of weaker economic conditions which have resulted in lower capital spending. Within the U.S., demand for these products was impacted by deferred capital spending. We believe broadcast customers have deferred their capital spending as they navigate through a number of important industry transitions and a changing media landscape. In response to these broadcast market conditions, we began to execute a restructuring program beginning in the third fiscal quarter of 2015 to reduce our cost structure. We recognized approximately $8.7 million and $25.4 million of severance and other restructuring costs for this program during 2016 and 2015, respectively. We do not expect to incur any additional severance and other restructuring costs for this program. We expect the restructuring program to generate approximately $30 million of savings on an annualized basis, which we began to realize in the fourth fiscal quarter of 2015.

Productivity Improvement Program and Acquisition Integration: 2014-2016
In 2014, we began a productivity improvement program and the integration of our acquisition of Grass Valley. The productivity improvement program focused on improving the productivity of our sales, marketing, finance, and human resources functions relative to our peers. The majority of the costs for the productivity improvement program related to the Industrial Solutions, Enterprise Solutions, and Network Solutions segments. We expected the productivity improvement program to reduce our operating expenses by approximately $18 million on an annualized basis, and we are substantially realizing such benefits. The restructuring and integration activities related to our acquisition of Grass Valley focused on achieving desired cost savings by consolidating existing and acquired operating facilities and other support functions. The Grass Valley costs related to our Broadcast Solutions segment. In 2014, we recorded $70.8 million of severance, restructuring, and integration costs. In 2015, we recorded $18.5 million of such costs related to these two significant programs, as well as other cost reduction actions and the integration of our acquisitions of ProSoft, Coast, and Tripwire. In 2016, we recognized $2.6 million of costs, primarily related to our 2016 acquisition of M2FX. We do not expect to incur any significant, additional costs for this program.
The following tables summarize the costs by segment of the various programs described above:

Year Ended December 31, 2016	Severance	Other Restructuring and Integration Costs	Total Costs
		(In thousands)
Broadcast Solutions	$(116)	$10,530	$10,414
Enterprise Solutions	636	11,326	11,962
Industrial Solutions	2,828	7,095	9,923
Network Solutions	3,734	2,737	6,471
Total	$7,082	$31,688	$38,770
Year Ended December 31, 2015
Broadcast Solutions	$16,694	$22,384	$39,078
Enterprise Solutions	(186)	909	723
Industrial Solutions	3,309	2,919	6,228
Network Solutions	(716)	1,857	1,141
Total	$19,101	$28,069	$47,170
Year Ended December 31, 2014
Broadcast Solutions	$20,025	$28,532	$48,557
Enterprise Solutions	2,183	1,135	3,318
Industrial Solutions	9,732	2,221	11,953
Network Solutions	5,314	1,685	6,999
Total	$37,254	$33,573	$70,827

The other restructuring and integration costs in 2016 primarily consisted of non-cash pension settlement charges due in part to our restructuring activities as well as equipment transfer, costs to consolidate operating and support facilities, retention bonuses, relocation, travel, legal, and other costs. The other restructuring and integration costs in 2015 and 2014 primarily consisted of costs of integrating manufacturing operations, such as relocating inventory on a global basis, retention bonuses, relocation, travel, reserves for inventory obsolescence as a result of product line integration, costs to consolidate operating and support facilities, and other costs. The majority of the other restructuring and integration costs related to these actions were paid as incurred or are payable within the next 60 days.

Of the total severance, restructuring, and acquisition integration costs recognized during 2016, $12.3 million, $25.7 million, and $0.8 million were included in cost of sales; selling, general and administrative expenses; and research and development, respectively. Of the total severance, restructuring, and acquisition integration costs recognized during 2015, $9.4 million, $31.7 million, and $6.1 million were included in cost of sales; selling, general and administrative expenses; and research and development, respectively. Of the total severance and other restructuring costs recognized during 2014, $20.7 million, $46.5 million, and $3.6 million were included in cost of sales; selling, general and administrative expenses; and research and development, respectively.

Accrued Severance
The table below sets forth the activity that occurred for the programs described above with significant severance costs. The balances are included in accrued liabilities.

	Grass Valley Restructuring	Industrial and Network Solutions Restructuring
	(In thousands)
Balance at December 31, 2015	$12,076	$2,947
New charges	886	2,919
Cash payments	(4,404)	(1,967)
Foreign currency translation	167	94
Other adjustments	(1,528)	—
Balance at April 3, 2016	$7,197	$3,993
New charges	251	1,489
Cash payments	(3,356)	(1,685)
Foreign currency translation	(13)	(42)
Other adjustments	(360)	—
Balance at July 3, 2016	$3,719	$3,755
New charges	148	1,287
Cash payments	(1,945)	(743)
Foreign currency translation	32	51
Other adjustments	(262)	—
Balance at October 2, 2016	$1,692	$4,350
New charges	749	885
Cash payments	(829)	(645)
Foreign currency translation	(90)	(259)
Balance at December 31, 2016	$1,522	$4,331
The other adjustments in the three months ended April 3, 2016 and July 3, 2016 were the result of changes in estimates. We experienced higher than expected voluntary turnover, and as a result, certain approved severance actions were not taken.
We expect the remaining amounts of these liabilities to be paid during 2017.

Note 14: Long-Term Debt and Other Borrowing Arrangements
The carrying values of our long-term debt and other borrowing arrangements were as follows:

	December 31,
	2016	2015
	(In thousands)
Revolving credit agreement due 2018	$—	$50,000
Variable rate term loan due 2020	—	243,965
Senior subordinated notes:
4.125% Senior subordinated notes due 2026	209,081	—
5.25% Senior subordinated notes due 2024	200,000	200,000
5.50% Senior subordinated notes due 2023	529,146	553,835
5.50% Senior subordinated notes due 2022	700,000	700,000
9.25% Senior subordinated notes due 2019	5,221	5,221
Total senior subordinated notes	1,643,448	1,459,056
Total gross debt and other borrowing arrangements	1,643,448	1,753,021
Less unamortized debt issuance costs	(23,287)	(25,239)
Total net debt and other borrowing arrangements	1,620,161	1,727,782
Less current maturities of Term Loan	—	(2,500)
Long-term debt	$1,620,161	$1,725,282

Revolving Credit Agreement due 2018
Our revolving credit agreement provides a $400 million multi-currency asset-based revolving credit facility (the Revolver). The borrowing base under the Revolver includes eligible accounts receivable; inventory; and property, plant and equipment of certain of our subsidiaries in the U.S., Canada, Germany, the Netherlands, and the UK. In January 2015, we borrowed $200.0 million under the Revolver in order to fund a portion of the purchase price for the acquisition of Tripwire (see Note 3). We repaid $150.0 million and $50.0 million of the Revolver borrowings during 2015 and 2016, respectively. As of December 31, 2016, we had no borrowings outstanding on our revolver, and our available borrowing capacity was $276.4 million. The Revolver matures in 2018. Interest on outstanding borrowings is variable, based upon LIBOR or other similar indices in foreign jurisdictions, plus a spread that ranges from 1.25%—1.75%, depending upon our leverage position. We pay a commitment fee on our available borrowing capacity of 0.375%. In the event we borrow more than 90% of our borrowing base, we are subject to a fixed charge coverage ratio covenant.
Variable Rate Term Loan due 2020
In 2013, we borrowed $250.0 million under a Term Loan Credit Agreement (the Term Loan). The Term Loan was secured on a second lien basis by the assets securing the Revolving Credit Agreement due 2018 discussed above and on a first lien basis by the stock of certain of our subsidiaries. The borrowings under the Term Loan were scheduled to mature in 2020 and required quarterly amortization payments of approximately $0.6 million. Interest under the Term Loan was variable, based upon the three-month LIBOR plus an applicable spread. During 2016, we paid off the Term Loan with the net proceeds from the 2026 Notes, and recognized a $2.3 million loss on debt extinguishment for unamortized debt issuance costs associated with the Term Loan.
Senior Subordinated Notes
In October 2016, we completed an offering for €200.0 million ($222.2 million at issuance) aggregate principal amount of 4.125% senior subordinated notes due 2026 (the 2026 Notes). The 2026 Notes are guaranteed on a senior subordinated basis by our current and future domestic subsidiaries. The notes rank equal in right of payment with our senior subordinated notes due 2024, 2023, 2022, and 2019 and with any future subordinated debt, and they are subordinated to all of our senior debt and the senior debt of our subsidiary guarantors, including our Revolver. Interest is payable semiannually on April 15 and October 15 of each year, beginning on April 15, 2017. We paid approximately $3.9 million of fees associated with the issuance of the 2026 Notes, which are being amortized over the life of the 2026 Notes using the effective interest method. We used the net proceeds from the transaction to pay off the variable rate Term Loan due 2020 discussed above.

In June 2014, we issued $200.0 million aggregate principal amount of 5.25% senior subordinated notes due 2024 (the 2024 Notes). The 2024 Notes are guaranteed on a senior subordinated basis by certain of our subsidiaries. The 2024 Notes rank equal in right of payment with our senior subordinated notes due 2026, 2023, 2022, and 2019 and with any future subordinated debt, and they are subordinated to all of our senior debt and the senior debt of our subsidiary guarantors, including our Revolver. Interest is payable semiannually on January 15 and July 15 of each year. We paid approximately $4.2 million of fees associated with the issuance of the 2024 Notes, which are being amortized over the life of the 2024 Notes using the effective interest method. We used the net proceeds from the transaction for general corporate purposes.
In March 2013, we issued €300.0 million ($388.2 million at issuance) aggregate principal amount of 5.5% senior subordinated notes due 2023 (the 2023 Notes). In November 2014, we issued an additional €200.0 million ($247.5 million at issuance) aggregate principal amount of 2023 Notes. The carrying value of the 2023 Notes as of December 31, 2016 is $529.1 million. The 2023 Notes are guaranteed on a senior subordinated basis by certain of our subsidiaries. The notes rank equal in right of payment with our senior subordinated notes due 2026, 2024, 2022, and 2019 and with any future subordinated debt, and they are subordinated to all of our senior debt and the senior debt of our subsidiary guarantors, including our Revolver. Interest is payable semiannually on April 15 and October 15 of each year. We paid $12.7 million of fees associated with the issuance of the 2023 Notes, which are being amortized over the life of the notes using the effective interest method. We used the net proceeds from the transactions to repay amounts outstanding under the revolving credit component of our previously outstanding Senior Secured Facility and for general corporate purposes.
We have outstanding $700.0 million aggregate principal amount of 5.5% senior subordinated notes due 2022 (the 2022 Notes). The 2022 Notes are guaranteed on a senior subordinated basis by certain of our subsidiaries. The 2022 Notes rank equal in right of payment with our senior subordinated notes due 2026, 2024, 2023, and 2019, and with any future subordinated debt, and they are subordinated to all of our senior debt and the senior debt of our subsidiary guarantors, including our Revolver. Interest is payable semiannually on March 1 and September 1 of each year.

We have outstanding $5.2 million aggregate principal amount of our senior subordinated notes due 2019 (the 2019 Notes). The 2019 Notes have a coupon interest rate of 9.25% and an effective interest rate of 9.75%. The interest on the 2019 Notes is payable semiannually on June 15 and December 15. The 2019 notes are guaranteed on a senior subordinated basis by certain of our subsidiaries. The notes rank equal in right of payment with our senior subordinated notes due 2026, 2024, 2023, and 2022, and with any future senior subordinated debt, and are subordinated to all of our senior debt and the senior debt of our subsidiary guarantors, including our Revolver.
The senior subordinated notes due 2019, 2022, 2023, 2024 and 2026 are redeemable currently, after September 1, 2017, April 15, 2018, July 15, 2019, and October 15, 2021, respectively, at the following redemption prices as a percentage of the face amount of the notes:

Senior Subordinated Notes due
2019		2022		2023		2024		2026
Year	Percentage	Year	Percentage	Year	Percentage	Year	Percentage	Year	Percentage
2016	101.542%	2017	102.750%	2018	102.750%	2019	102.625%	2021	102.063%
2017 and thereafter	100.000%	2018	101.833%	2019	101.833%	2020	101.750%	2022	101.375%
		2019	100.917%	2020	100.917%	2021	100.875%	2023	100.688%
		2020 and thereafter	100.000%	2021 and thereafter	100.000%	2022 and thereafter	100.000%	2024 and thereafter	100.000%
Fair Value of Long-Term Debt
The fair value of our senior subordinated notes as of December 31, 2016 was approximately $1,693.2 million based on quoted prices of the debt instruments in inactive markets (Level 2 valuation). This amount represents the fair values of our senior subordinated notes with a carrying value of $1,643.4 million as of December 31, 2016.

Maturities
Maturities on outstanding long-term debt and other borrowings during each of the five years subsequent to December 31, 2016 are as follows (in thousands):

2017	$—
2018	—
2019	5,221
2020	—
2021	—
Thereafter	1,638,227
$1,643,448

Table of Contents

Note 15:  Net Investment Hedge
On October 10, 2016, we issued EUR 200 million senior subordinated notes due 2026. The notes were issued by Belden Inc., a USD functional currency ledger. We have designated this foreign denominated debt as a net investment hedge on the foreign currency risk of our net investment in our euro foreign operations. The objective of the hedge is to protect the net investment in the foreign operation against adverse changes in exchange rates. The transaction gain or loss is reported in the cumulative translation adjustment section of other comprehensive income. The amount of the cumulative translation adjustment at December 31, 2016 was $13.0 million.

Note 16: Income Taxes

	Years ended December 31,
	2016	2015	2014
		(In thousands)
Income (loss) from continuing operations before taxes:
United States operations	$(25,615)	$(6,924)	$14,042
Foreign operations	152,076	46,864	67,504
Income from continuing operations before taxes	$126,461	$39,940	$81,546
Income tax expense (benefit):
Currently payable
United States federal	$2,981	$—	$6,701
United States state and local	(1,038)	1,789	1,617
Foreign	26,906	17,317	16,592
	28,849	19,106	24,910
Deferred
United States federal	(27,677)	(23,709)	(9,662)
United States state and local	(3,139)	(2,257)	(746)
Foreign	782	(19,708)	(7,388)
	(30,034)	(45,674)	(17,796)
Income tax expense (benefit)	$(1,185)	$(26,568)	$7,114

In addition to the above income tax expense (benefit) associated with continuing operations, we also recorded income tax expense (benefit) associated with discontinued operations of $0.0 million, $0.2 million, and $(0.9) million in 2016, 2015, and 2014, respectively.

	Years Ended December 31,
	2016	2015	2014
Effective income tax rate reconciliation from continuing operations:
United States federal statutory rate	35.0%	35.0%	35.0%
State and local income taxes	(0.9)%	(2.6)%	0.8%
Impact of change in tax contingencies	2.4%	(4.2)%	(7.1)%
Foreign income tax rate differences	(14.0)%	(8.4)%	(17.6)%
Impact of change in deferred tax asset valuation allowance	(7.3)%	(28.6)%	4.7%
Impact of change in legal entity tax status	(5.5)%	—%	—%
Impact of non-taxable interest income	(4.9)%	(15.6)%	(9.2)%
Domestic permanent differences & tax credits	(5.7)%	(42.1)%	2.1%
	(0.9)%	(66.5)%	8.7%
In 2016, the most significant difference between the U.S. federal statutory tax rate and our effective tax rate was the impact of foreign tax rate differences. The statutory tax rates associated with our foreign earnings are generally lower than the statutory U.S. tax rate of 35%. The foreign tax rate differences are most significant in Germany, Canada, and the Netherlands, which have statutory tax rates of approximately 28%, 26%, and 25%, respectively. Foreign tax rate differences resulted in an income tax benefit of $17.7 million, $3.4 million, and $14.4 million in 2016, 2015, and 2014, respectively. Additionally, in 2016 and 2015, our income tax expense was reduced by $2.9 million and $2.5 million, respectively, due to a tax holiday for our operations in St. Kitts. The tax holiday in St. Kitts is scheduled to expire in 2022.
An additional significant difference between the U.S. federal statutory tax rate and our effective tax rate was the impact of domestic permanent differences and tax credits. We recognized a total income tax benefit from domestic permanent differences and tax credits of $13.5 million in 2016. Approximately $13.3 million of that benefit stems from being able to recognize a significant balance of foreign tax credits related to one of our foreign jurisdictions as a result of implementing a tax planning strategy, net of the U.S. income tax consequences.
An additional factor impacting the income tax benefit for 2016 was the reduction of deferred tax valuation allowances related to certain net operating loss carryforwards in several of our foreign jurisdictions. Based on implemented tax planning strategies, a significant portion of the net operating loss carryforwards in these jurisdictions have become realizable, and we realized a net tax benefit of $9.2 million related to changes in the valuation allowance.

We also recognized a $7.0 million tax benefit in 2016 for the reduction of deferred tax liabilities related to a previously completed acquisition. We successfully secured a Private Letter Ruling from the Internal Revenue Service that effectively increased the tax basis in the acquired assets to the full fair value. Accordingly, a book-tax difference was eliminated, and we reversed deferred tax liabilities previously recorded, resulting in the $7.0 million tax benefit.

	December 31,
	2016	2015
	(In thousands)
Components of deferred income tax balances:
Deferred income tax liabilities:
Plant, equipment, and intangibles	$(179,229)	$(203,736)
Deferred income tax assets:
Postretirement, pensions, and stock compensation	35,500	32,831
Reserves and accruals	22,795	44,345
Net operating loss and tax credit carryforwards	245,135	231,892
Valuation allowances	(104,771)	(117,071)
	198,659	191,997
Net deferred income tax asset (liability)	$19,430	$(11,739)
The decrease in deferred income tax liabilities during 2016 is primarily due to the amortization of intangible assets as well as the elimination of deferred taxes on a previously completed acquisition, as discussed above. The decrease in our deferred tax valuation allowance is primarily due to certain net operating loss carryforwards becoming realizable, as discussed above, as well as the impact of foreign currency translation.

As of December 31, 2016, we had $526.2 million of net operating loss carryforwards and $112.5 million of tax credit carryforwards. Unless otherwise utilized, net operating loss carryforwards will expire upon the filing of the tax returns for the following respective years: $17.3 million in 2016, $13.1 million in 2017, $0.4 million in 2018, $34.2 million between 2019 and 2021, and $157.5 million between 2022 and 2036. Net operating losses with an indefinite carryforward period total $303.7 million. Of the $526.2 million in net operating loss carryforwards, we have determined, based on the weight of all available evidence, both positive and negative, that we will utilize $183.9 million of these net operating loss carryforwards within their respective expiration periods. A valuation allowance has been recorded on the remaining portion of the net operating loss carryforwards.
Unless otherwise utilized, tax credit carryforwards of $112.5 million will expire as follows: $12.1 million in 2018, $15.4 million between 2019 and 2021, and $78.5 million between 2022 and 2036. Tax credit carryforwards with an indefinite carryforward period total $6.5 million. We have determined, based on the weight of all available evidence, both positive and negative, that we will utilize $110.2 million of these tax credit carryforwards within their respective expiration periods. A valuation allowance has been recorded on the remaining portion of the tax credit carryforwards.
The following tables summarize our net operating loss carryforwards and tax credit carryforwards as of December 31, 2016 by jurisdiction:

Net Operating Loss Carryforwards
(In thousands)
France	$233,507
United States - various states	169,179
Luxembourg	25,033
Japan	23,651
Australia	12,819
Germany	12,686
Netherlands	8,999
Other	40,369
Total	$526,243

Tax Credit Carryforwards
(In thousands)
United States	$95,181
Canada	17,282
Total	$112,463

It is our practice and intention to reinvest the earnings of our non-U.S. subsidiaries in those operations. As a result, as of December 31, 2016, we have not made a provision for U.S. or additional foreign withholding taxes on approximately $590.3 million of the undistributed earnings of foreign subsidiaries that are considered permanent in duration. Generally, such amounts become subject to U.S. taxation upon the remittance of dividends and under certain other circumstances. It is not practical to estimate the amount of the deferred tax liability related to investments in these foreign subsidiaries that would be payable if we were not indefinitely reinvested.

In 2016, we recognized a net $3.2 million increase to reserves for uncertain tax positions. A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

	2016	2015
	(In thousands)
Balance at beginning of year	$7,293	$10,057
Additions based on tax positions related to the current year	507	544
Additions for tax positions of prior years	2,675	638
Reductions for tax positions of prior years - Settlement	—	(3,765)
Reduction for tax positions of prior years - Statute of limitations	(1)	(181)
Balance at end of year	$10,474	$7,293
The additions for tax positions of prior years relates to an income tax audit of a foreign jurisdiction. The balance of $10.5 million at December 31, 2016, reflects tax positions that, if recognized, would impact our effective tax rate.
As of December 31, 2016, we believe it is reasonably possible that $2.9 million of unrecognized tax benefits will change within the next twelve months primarily attributable to the expected completion of tax audits in foreign jurisdictions.
Our practice is to recognize interest and penalties related to uncertain tax positions in interest expense and operating expenses, respectively. During 2016, 2015, and 2014, we recognized reductions of interest expense of $(0.2) million, $0.0 million, and $(1.1) million, respectively, related to uncertain tax positions. We have approximately $1.2 million and $1.4 million accrued for the payment of interest and penalties as of December 31, 2016 and 2015, respectively.
Our federal tax return for the tax years 2013 and later remain subject to examination by the Internal Revenue Service. Our state and foreign income tax returns for the tax years 2011 and later remain subject to examination by various state and foreign tax authorities.

Note 17: Pension and Other Postretirement Benefits
We sponsor defined benefit pension plans and defined contribution plans that cover substantially all employees in Canada, the Netherlands, the United Kingdom, the U.S., and certain employees in Germany. Grass Valley, which was acquired in 2014, also sponsors defined benefit plans and defined contribution plans that cover substantially all employees in the U.S., as well as certain employees in France and Japan. We closed the U.S. defined benefit pension plan to new entrants effective January 1, 2010. Employees who were not active participants in the U.S. defined benefit pension plan on December 31, 2009, are not eligible to participate in the plan. Annual contributions to retirement plans equal or exceed the minimum funding requirements of applicable local regulations. The assets of the funded pension plans we sponsor are maintained in various trusts and are invested primarily in equity and fixed income securities.
Benefits provided to employees under defined contribution plans include cash contributions by the Company based on either hours worked by the employee or a percentage of the employee’s compensation. Defined contribution expense for 2016, 2015, and 2014 was $13.5 million, $12.6 million, and $11.8 million, respectively.
We sponsor unfunded postretirement medical and life insurance benefit plans for certain of our employees in Canada and the U.S. The medical benefit portion of the U.S. plan is only for employees who retired prior to 1989 as well as certain other employees who were near retirement and elected to receive certain benefits.

The following tables provide a reconciliation of the changes in the plans’ benefit obligations and fair value of assets as well as a statement of the funded status and balance sheet reporting for these plans.

	Pension Benefits		Other Benefits
Years Ended December 31,	2016	2015	2016	2015
		(In thousands)
Change in benefit obligation:
Benefit obligation, beginning of year	$(275,205)	$(300,339)	$(32,313)	$(39,169)
Service cost	(4,981)	(5,505)	(46)	(52)
Interest cost	(8,909)	(9,116)	(1,259)	(1,301)
Participant contributions	(106)	(109)	(7)	(5)
Actuarial gain (loss)	(16,250)	12,108	578	1,720
Settlements	29,256	1,579	—	—
Curtailments	227	128	—	—
Foreign currency exchange rate changes	10,723	12,132	(580)	4,691
Benefits paid	8,764	13,917	1,589	1,803
Benefit obligation, end of year	$(256,481)	$(275,205)	$(32,038)	$(32,313)

	Pension Benefits		Other Benefits
Years Ended December 31,	2016	2015	2016	2015
		(In thousands)
Change in plan assets:
Fair value of plan assets, beginning of year	$204,372	$216,754	$—	$—
Actual return on plan assets	18,832	2,569	—	—
Employer contributions	5,698	5,706	1,582	1,798
Plan participant contributions	106	109	7	5
Settlements	(28,841)	(1,579)	—	—
Foreign currency exchange rate changes	(9,033)	(5,270)	—	—
Benefits paid	(8,764)	(13,917)	(1,589)	(1,803)
Fair value of plan assets, end of year	$182,370	$204,372	$—	$—

Funded status, end of year	$(74,111)	$(70,833)	$(32,038)	$(32,313)
Amounts recognized in the balance sheets:
Prepaid benefit cost	$3,148	$7,219	$—	$—
Accrued benefit liability (current)	(3,022)	(3,173)	(1,778)	(1,962)
Liabilities held for sale	(447)	—	—	—
Accrued benefit liability (noncurrent)	(73,790)	(74,879)	(30,260)	(30,351)
Net funded status	$(74,111)	$(70,833)	$(32,038)	$(32,313)

The accumulated benefit obligation for all defined benefit pension plans was $253.9 million and $272.5 million at December 31, 2016 and 2015, respectively.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with an accumulated benefit obligation in excess of plan assets were $205.8 million, $203.1 million, and $128.5 million, respectively, as of December 31, 2016, and were $228.3 million, $225.4 million, and $150.2 million, respectively, as of December 31, 2015. The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with an accumulated benefit obligation less than plan assets were $50.7 million, $50.7 million, and $53.9 million, respectively, as of December 31, 2016 and were $46.9 million, $47.1 million, and $54.1 million, respectively, as of December 31, 2015.

The following table provides the components of net periodic benefit costs for the plans.

	Pension Benefits			Other Benefits
Years Ended December 31,	2016	2015	2014	2016	2015	2014
			(In thousands)
Components of net periodic benefit cost:
Service cost	$4,981	$5,505	$5,453	$46	$52	$49
Interest cost	8,909	9,116	10,757	1,259	1,301	1,647
Expected return on plan assets	(12,013)	(12,518)	(12,468)	—	—	—
Amortization of prior service credit	(42)	(44)	(48)	(42)	(87)	(100)
Curtailment gain	(227)	(128)	(359)	—	—	—
Settlement loss	7,630	128	—	—	—	—
Net loss recognition	2,670	5,082	4,154	86	328	315
Net periodic benefit cost	$11,908	$7,141	$7,489	$1,349	$1,594	$1,911

During 2016 and 2015, we recorded settlement losses totaling $7.6 million and $0.1 million, respectively. These settlement losses were the result of lump-sum payments to participants that exceeded the sum of the pension plans’ respective annual service cost and interest cost amounts. We did not incur any settlement losses in 2014.

The following table presents the assumptions used in determining the benefit obligations and the net periodic benefit cost amounts.

	Pension Benefits		Other Benefits
Years Ended December 31,	2016	2015	2016	2015
Weighted average assumptions for benefit obligations at year end:
Discount rate	3.0%	3.6%	3.7%	4.0%
Salary increase	3.3%	3.5%	N/A	N/A
Weighted average assumptions for net periodic cost for the year:
Discount rate	3.6%	3.2%	4.0%	3.7%
Salary increase	3.5%	3.5%	N/A	N/A
Expected return on assets	6.2%	6.7%	N/A	N/A
Assumed health care cost trend rates:
Health care cost trend rate assumed for next year	N/A	N/A	6.2%	5.5%
Rate that the cost trend rate gradually declines to	N/A	N/A	5.0%	5.0%
Year that the rate reaches the rate it is assumed to remain at	N/A	N/A	2023	2022
A one percentage-point change in the assumed health care cost trend rates would have the following effects on 2016 expense and year-end liabilities.

	1% Increase	1% Decrease
	(In thousands)
Effect on total of service and interest cost components	$133	$(109)
Effect on postretirement benefit obligation	3,203	(2,640)
Plan assets are invested using a total return investment approach whereby a mix of equity securities and fixed income securities are used to preserve asset values, diversify risk, and achieve our target investment return benchmark. Investment strategies and asset allocations are based on consideration of the plan liabilities, the plan’s funded status, and our financial condition. Investment performance and asset allocation are measured and monitored on an ongoing basis.

Plan assets are managed in a balanced portfolio comprised of two major components: an equity portion and a fixed income portion. The expected role of equity investments is to maximize the long-term real growth of assets, while the role of fixed income investments is to generate current income, provide for more stable periodic returns, and provide some protection against a prolonged decline in the market value of equity investments.
Absent regulatory or statutory limitations, the target asset allocation for the investment of the assets for our ongoing pension plans is 30-40% in fixed income securities and 60-70% in equity securities and for our pension plans where the majority of the participants are in payment or terminated vested status is 75-80% in fixed income securities and 20-25% in equity securities. Equity securities include U.S. and international equity, primarily invested through investment funds. Fixed income securities include government securities and investment grade corporate bonds, primarily invested through investment funds and group insurance contracts. We develop our expected long-term rate of return assumptions based on the historical rates of returns for equity and fixed income securities of the type in which our plans invest.
The expected long-term rate of return on plan assets reflects the average rate of earnings expected on the invested assets and future assets to be invested to provide for the benefits included in the projected benefit obligation. We use historic plan asset returns combined with current market conditions to estimate the rate of return. The expected rate of return on plan assets is a long-term assumption based on an analysis of historical and forward looking returns considering the plan’s actual and target asset mix.
The following table presents the fair values of the pension plan assets by asset category.

	December 31, 2016				December 31, 2015
	Fair Market Value at December 31, 2016	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Market Value at December 31, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)				(In thousands)
Asset Category:
Equity securities(a)
Large-cap fund	$65,495	$—	$—	$—	$77,618	$3,266	$—	$—
Mid-cap fund	11,419	—	—	—	14,427	957	—	—
Small-cap fund	17,184	—	—	—	19,260	461	—	—
Debt securities(b)
Government bond fund	26,151	—	—	—	26,827	1,387	—	—
Corporate bond fund	20,971	—	—	—	24,975	3,194	—	—
Fixed income fund(c)	40,958	—	40,958	—	40,989	—	40,989	—
Cash & equivalents	192	192	—	—	276	276	—	—
Total	$182,370	$192	$40,958	$—	$204,372	$9,541	$40,989	$—

(a)
This category includes investments in actively managed and indexed investment funds that invest in a diversified pool of equity securities of companies located in the U.S., Canada, Western Europe and other developed countries throughout the world. The Level 1 funds are valued at fair market value obtained from quoted market prices in active markets. The remaining funds are valued using the net asset value method in which an average of the market prices for the underlying investments is used to value the fund.

(b)
This category includes investments in investment funds that invest in U.S. treasuries; other national, state and local government bonds; and corporate bonds of highly rated companies from diversified industries. The Level 1 funds are valued at fair market value obtained from quoted market prices in active markets. The remaining funds are valued using the net asset value method in which an average of the market prices for the underlying investments is used to value the fund.

(c)	This category includes guaranteed insurance contracts.

In 2016, we retrospectively adopted ASU 2015-07, and as a result, we have removed investments that are measured using the net asset value method as a practical expedient from the fair value hierarchy and recasted our prior period accordingly.

The plans do not invest in individual securities. All investments are through well diversified investment funds. As a result, there are no significant concentrations of risk within the plan assets.

The following table reflects the benefits as of December 31, 2016 expected to be paid in each of the next five years and in the aggregate for the five years thereafter from our pension and other postretirement plans. Because our other postretirement plans are unfunded, the anticipated benefits with respect to these plans will come from our own assets. Because our pension plans are primarily funded plans, the anticipated benefits with respect to these plans will come primarily from the trusts established for these plans.

	Pension Plans	Other Plans
	(In thousands)
2017	$15,785	$1,811
2018	16,119	1,763
2019	16,873	1,706
2020	17,145	1,672
2021	16,176	1,636
2022-2026	79,935	8,016
Total	$162,033	$16,604
We anticipate contributing $4.4 million and $1.8 million to our pension and other postretirement plans, respectively, during 2016.

The pre-tax amounts in accumulated other comprehensive loss that have not yet been recognized as components of net periodic benefit cost at December 31, 2016, the changes in these amounts during the year ended December 31, 2016, and the expected amortization of these amounts as components of net periodic benefit cost for the year ended December 31, 2016, are as follows.

	Pension Benefits	Other Benefits
	(In thousands)
Components of accumulated other comprehensive loss:
Net actuarial loss	$49,260	$1,842
Net prior service credit	(44)	—
	$49,216	$1,842

	Pension Benefits	Other Benefits
	(In thousands)
Changes in accumulated other comprehensive loss:
Net actuarial loss, beginning of year	$51,720	$2,515
Amortization of actuarial loss	(2,670)	(86)
Actuarial loss (gain)	16,023	(578)
Asset gain	(7,196)	—
Curtailment gain recognized	227	—
Settlement loss recognized	(7,630)	—
Currency impact	(1,214)	(9)
Net actuarial loss, end of year	$49,260	$1,842
Prior service credit, beginning of year	$(81)	$(40)
Amortization credit	42	42
Currency impact	(5)	(2)
Prior service credit, end of year	$(44)	$—
	Pension Benefits	Other Benefits
	(In thousands)
Expected 2017 amortization:
Amortization of prior service credit	$(43)	$—
Amortization of actuarial loss	2,568	69
	$2,525	$69
Note 18: Comprehensive Income and Accumulated Other Comprehensive Income (Loss)

The accumulated balances related to each component of other comprehensive income (loss), net of tax, are as follows:

	Foreign Currency Translation Component	Pension and Other Postretirement Benefit Plans	Accumulated Other Comprehensive Income (Loss)
		(In thousands)
Balance at December 31, 2014	$(2,591)	$(43,440)	$(46,031)
Other comprehensive gain (loss) loss attributable to Belden before reclassifications	(20,820)	4,434	(16,386)
Amounts reclassified from accumulated other comprehensive income (loss)	—	3,430	3,430
Net current period other comprehensive gain (loss) attributable to Belden	(20,820)	7,864	(12,956)
Balance at December 31, 2015	(23,411)	(35,576)	(58,987)
Other comprehensive gain (loss) attributable to Belden before reclassifications	18,750	(5,166)	13,584
Amounts reclassified from accumulated other comprehensive income (loss)	—	6,336	6,336
Net current period other comprehensive gain attributable to Belden	18,750	1,170	19,920
Balance at December 31, 2016	$(4,661)	$(34,406)	$(39,067)
The following table summarizes the effects of reclassifications from accumulated other comprehensive income (loss):

	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)	Affected Line Item in the Consolidated Statements of Operations and Comprehensive Income
	(In thousands)
Amortization of pension and other postretirement benefit plan items:
Settlement loss	$7,630	(1)
Actuarial losses	2,756	(1)
Prior service credit	(84)	(1)
Total before tax	10,302
Tax benefit	(3,966)
Total net of tax	$6,336

(1)	The amortization of these accumulated other comprehensive income (loss) components are included in the computation of net periodic benefit costs (see Note 17).
Note 19: Share-Based Compensation
Compensation cost charged against income, primarily selling, general and administrative expense, and the income tax benefit recognized for our share-based compensation arrangements is included below:

	Years Ended December 31,
	2016	2015	2014
		(In thousands)
Total share-based compensation cost	$18,178	$17,745	$18,858
Income tax benefit	7,069	6,867	7,334

We currently have outstanding stock appreciation rights (SARs), restricted stock units with service vesting conditions, restricted stock units with performance vesting conditions, and restricted stock units with market conditions. We grant SARs with an exercise price equal to the closing market price of our common stock on the grant date. Generally, SARs may be converted into shares of our common stock in equal amounts on each of the first three anniversaries of the grant date and expire 10 years from the grant date. Certain awards provide for accelerated vesting in certain circumstances, including following a change in control of the Company. Restricted stock units with service conditions generally vest 3-5 years from the grant date. Restricted stock units issued based on the attainment of the performance conditions generally vest on the third anniversary of their grant date. Restricted stock units issued based on the attainment of market conditions also generally vest on the third anniversary of their grant date.
We recognize compensation cost for all awards based on their fair values. The fair values for SARs are estimated on the grant date using the Black-Scholes-Merton option-pricing formula which incorporates the assumptions noted in the following table. Expected volatility is based on historical volatility, and expected term is based on historical exercise patterns of SAR holders. The fair value of restricted stock units with service vesting conditions or performance vesting conditions is the closing market price of our common stock on the date of grant. We estimate the fair value of certain restricted stock units with market conditions using a Monte Carlo simulation valuation model with the assistance of a third party valuation firm. Compensation costs for awards with service conditions are amortized to expense using the straight-line method. Compensation costs for awards with performance conditions and graded vesting are amortized to expense using the graded attribution method.

	Years Ended December 31,
	2016	2015	2014
	(In thousands, except weighted average fair value and assumptions)
Weighted-average fair value of SARs and options granted	$18.79	$31.22	$35.46
Total intrinsic value of SARs converted and options exercised	9,678	14,697	24,023
Cash received for options exercised	—	30	48
Tax benefit related to share-based compensation	1,171	5,050	6,859
Weighted-average fair value of restricted stock shares and units granted	54.52	96.52	72.46
Total fair value of restricted stock shares and units vested	8,171	7,696	7,888
Expected volatility	37.47%	35.66%	52.63%
Expected term (in years)	5.7	5.7	5.8
Risk-free rate	1.32%	1.59%	1.79%
Dividend yield	0.38%	0.22%	0.28%

	SARs and Stock Options				Restricted Shares and Units
	Number	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value	Number	Weighted- Average Grant-Date Fair Value
		(In thousands, except exercise prices, fair values, and contractual terms)
Outstanding at January 1, 2016	1,189	$53.80			464	$74.50
Granted	286	52.91			195	54.52
Exercised or converted	(305)	39.36			(159)	51.44
Forfeited or expired	(46)	71.01			(46)	69.64
Outstanding at December 31, 2016	1,124	$56.79	6.9	$20,214	454	$69.55
Vested or expected to vest at December 31, 2016	1,112	$56.66	6.9	$20,143
Exercisable or convertible at December 31, 2016	640	50.89	5.6	15,289
At December 31, 2016, the total unrecognized compensation cost related to all nonvested awards was $18.8 million. That cost is expected to be recognized over a weighted-average period of 1.6 years.
Historically, we have issued treasury shares, if available, to satisfy award conversions and exercises.
Note 20:  Preferred Stock
On July 26, 2016, we issued 5.2 million depositary shares, each of which represents 1/100th interest in a share of 6.75% Series B Mandatory Convertible Preferred Stock (the Preferred Stock), for an offering price of $100 per depositary share. Holders of the Preferred Stock may elect to convert their shares into common stock at any time prior to the mandatory conversion date. Unless earlier converted, each share of Preferred Stock will automatically convert into common stock on or around July 15, 2019 into between 120.46 and 132.50 shares of Belden common stock, subject to customary anti-dilution adjustments. This represents a range of 6.2 million to 6.9 million shares of Belden common stock to be issued upon conversion. The number of shares of Belden common stock issuable upon the mandatory conversion of the Preferred Stock will be determined based upon the volume-weighted average price of Belden’s common stock over the 20 day trading period beginning on, and including, the 22nd scheduled trading day prior to July 15, 2019. The net proceeds from this offering were approximately $501 million. The net proceeds are for general corporate purposes. With respect to dividend and liquidation rights, the Preferred Stock ranks senior to our common stock and junior to all of our existing and future indebtedness.
Note 21: Stockholder Rights Plan
Under our Stockholder Rights Plan, each share of our common stock generally has “attached” to it one preferred share purchase right. Each right, when exercisable, entitles the holder to purchase 1/1000th of a share of our Junior Participating Preferred Stock Series A at a purchase price of $325.00 (subject to adjustment). Each 1/1000th of a share of Series A Junior Participating Preferred Stock will be substantially equivalent to one share of our common stock and will be entitled to one vote, voting together with the shares of common stock.
The rights will become exercisable only if, without the prior approval of the Board of Directors, a person or group of persons acquires or announces the intention to acquire 20% or more of our common stock. If we are acquired through a merger or other business combination transaction, each right will entitle the holder to purchase $300.00 worth of the surviving company’s common stock for $150.00 (subject to adjustment). In addition, if a person or group of persons acquires 20% or more of our common stock, each right not owned by the 20% or greater shareholder would permit the holder to purchase $300.00 worth of our common stock for $150.00 (subject to adjustment). The rights are redeemable, at our option, at $0.01 per right at any time prior to an announcement of a beneficial owner of 20% or more of our common stock then outstanding. The rights expire on December 10, 2019.
Note 22: Share Repurchases
In July 2011, our Board of Directors authorized a share repurchase program, which allowed us to purchase up to $150.0 million of our common stock through open market repurchases, negotiated transactions, or other means, in accordance with applicable securities laws and other restrictions. In November 2012, our Board of Directors authorized an extension of the share repurchase program, which allowed us to purchase up to an additional $200.0 million of our common stock. This program was funded by cash on hand and cash flows from operating activities. The program did not have an expiration date and could have been suspended at any time at the discretion of the Company.
Since commencing the program, we repurchased 7.4 million shares of our common stock under the program for an aggregate cost of $350.0 million and an average price of $47.43. We did not repurchase any common stock during 2016. In 2015, we repurchased 0.7 million shares of our common stock under the share repurchase program for an aggregate cost of $39.1 million and an average price per share of $55.95. The repurchase activities in 2015 utilized all remaining authorized amounts under the share repurchase program. In 2014, we repurchased 1.3 million shares of our common stock under the program for an aggregate cost of $92.2 million and an average price of $73.06 per share.

Note 23: Operating Leases
Operating lease expense incurred primarily for manufacturing and office space, machinery, and equipment was $40.3 million, $40.6 million, and $32.8 million in 2016, 2015, and 2014, respectively.
Minimum annual lease payments for noncancelable operating leases in effect at December 31, 2016 are as follows (in thousands):

2017	$26,439
2018	20,054
2019	15,843
2020	11,697
2021	9,696
Thereafter	28,799
$112,528
Certain of our operating leases include step rent provisions and rent escalations. We include these step rent provisions and rent escalations in our minimum lease payments obligations and recognize them as a component of rental expense on a straight-line basis over the minimum lease term.

Note 24: Market Concentrations and Risks
Concentrations of Credit
We sell our products to many customers in several markets across multiple geographic areas. The ten largest customers, of which six are distributors, constitute in aggregate approximately 33%, 33%, and 33% of revenues in 2016, 2015, and 2014, respectively.
Unconditional Commodity Purchase Obligations
At December 31, 2016, we were committed to purchase approximately 1.6 million pounds of copper at an aggregate fixed cost of $3.9 million. At December 31, 2016, this fixed cost was $0.1 million less than the market cost that would be incurred on a spot purchase of the same amount of copper. The aggregate market cost was based on the current market price of copper obtained from the New York Mercantile Exchange. In addition, at December 31, 2016, we were committed to purchase 0.5 million pounds of aluminum at an aggregate fixed cost of $0.4 million. At December 31, 2016, this fixed cost approximated the market cost that would be incurred on a spot purchase of the same amount of aluminum. These commitments will mature in 2017 and early 2018.
Labor
Approximately 21% of our labor force is covered by collective bargaining agreements at various locations around the world. Approximately 19% of our labor force is covered by collective bargaining agreements that we expect to renegotiate during 2017.

Fair Value of Financial Instruments
Our financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables, and debt instruments. The carrying amounts of cash and cash equivalents, trade receivables, and trade payables at December 31, 2016 are considered representative of their respective fair values. The carrying amount of our debt instruments at December 31, 2016 and 2015 was $1,643.4 million and $1,753.0 million, respectively. The fair value of our senior subordinated notes at December 31, 2016 and 2015 was approximately $1,693.2 million and $1,416.6 million, respectively, based on quoted prices of the debt instruments in inactive markets (Level 2 valuation). This amount represents the fair values of our senior subordinated notes with a carrying value of $1,643.4 million and $1,459.1 million as of December 31, 2016 and 2015, respectively. We believe the fair value of our Term Loan and the balance outstanding under our Revolver approximated book value as of December 31, 2015.
Note 25: Contingent Liabilities
General
Various claims are asserted against us in the ordinary course of business including those pertaining to income tax examinations, product liability, customer, employment, vendor, and patent matters. Based on facts currently available, management believes that the disposition of the claims that are pending or asserted will not have a materially adverse effect on our financial position, operating results, or cash flow.
Letters of Credit, Guarantees and Bonds
At December 31, 2016, we were party to unused standby letters of credit, surety bonds, and bank guarantees totaling $7.8 million, $2.4 million, and $1.7 million, respectively. These commitments are generally issued to secure obligations we have for a variety of commercial reasons, such as workers compensation self-insurance programs in several states and the importation and exportation of product.
Note 26: Supplemental Cash Flow Information
Supplemental cash flow information is as follows:

	Years Ended December 31,
	2016	2015	2014
		(In thousands)
Income tax refunds received	$3,838	$4,068	$12,681
Income taxes paid	(26,587)	(24,960)	(25,308)
Interest paid, net of amount capitalized	(87,076)	(91,496)	(70,915)

Note 27: Quarterly Operating Results (Unaudited)

2016	1st	2nd	3rd	4th	Year
	(In thousands, except days and per share amounts)
Number of days in quarter	94	91	91	90	366
Revenues	$541,497	$601,631	$601,109	$612,435	$2,356,672
Gross profit	225,035	248,213	245,962	261,784	980,994
Operating income	40,964	62,241	61,980	58,668	223,853
Net income	16,358	41,933	36,072	33,283	127,646
Less: Net loss attributable to noncontrolling interest	(99)	(99)	(88)	(71)	(357)
Net income attributable to Belden	16,457	42,032	36,160	33,354	128,003
Less: Preferred stock dividends	—	—	6,695	8,733	15,428
Net income attributable to Belden common stockholders	16,457	42,032	29,465	24,621	112,575

Basic income per share attributable to Belden common stockholders:	$0.39	$1.00	$0.70	$0.58	$2.67

Diluted income per share attributable to Belden common stockholders:	$0.39	$0.99	$0.69	$0.58	$2.65

2015	1st	2nd	3rd	4th	Year
	(In thousands, except days and per share amounts)
Number of days in quarter	88	91	91	95	365
Revenues	$546,957	$585,755	$579,266	$597,244	$2,309,222
Gross profit	207,649	234,276	226,131	250,117	918,173
Operating income	4,898	44,143	34,502	57,010	140,553
Income (loss) from continuing operations	(19,636)	21,677	14,811	49,656	66,508
Income from discontinued operations, net of tax	—	—	(242)	—	(242)
Loss from disposal of discontinued operations, net of tax	—	(86)	—	—	(86)
Less: Net loss attributable to noncontrolling interest	—	—	—	(24)	(24)
Net income attributable to Belden stockholders	(19,636)	21,591	14,569	49,680	66,204
Basic income (loss) per share attributable to Belden stockholders:
Continuing operations	$(0.46)	$0.51	$0.35	$1.18	$1.57
Discontinued operations	—	—	(0.01)	—	(0.01)
Disposal of discontinued operations	—	—	—	—	—
Net income	$(0.46)	$0.51	$0.34	$1.18	$1.56
Diluted income (loss) per share attributable to Belden stockholders:
Continuing operations	$(0.46)	$0.50	$0.35	$1.17	$1.55
Discontinued operations	—	—	(0.01)	—	(0.01)
Disposal of discontinued operations	—	—	—	—	—
Net income	$(0.46)	$0.50	$0.34	$1.17	$1.54
Included in the first, second, third, and fourth quarters of 2016 are severance, restructuring, and integration costs of $8.4 million, $5.9 million, $12.8 million, and $11.7 million, respectively. Included in the fourth quarter of 2016 are royalty revenues of $10.3 million from a patent settlement during the quarter.

Included in the first, second, third, and fourth quarters of 2015 are severance, restructuring, and integration costs of $14.6 million, $4.9 million, $14.1 million, and $13.6 million, respectively. In addition, the first quarter of 2015 includes $9.2 million of compensation expense related to the accelerated vesting of acquiree stock based compensation awards related to our acquisition of Tripwire.